                                                                   EXHIBIT 99.10
       __________________________________________________________________
       __________________________________________________________________



                          AGREEMENT AND PLAN OF MERGER

                                    BETWEEN

                             AGROBIOS S.A. de C.V.

                       AUTHENTIC ACQUISITION CORPORATION

                                      AND

                        AUTHENTIC SPECIALTY FOODS, INC.

                            DATED AS OF MAY 7, 1998



       __________________________________________________________________
       __________________________________________________________________

                               TABLE OF CONTENTS
                               -----------------


                                                                            Page
                                                                            ----

ARTICLE I     THE OFFER......................................................  3
       1.1    The Offer......................................................  3
              1.1.1  General.................................................  3
              1.1.2  Securities Law Compliance...............................  5
              1.1.3  Termination of the Offer................................  5
       1.2    Action by Company..............................................  5
              1.2.1  Approval and Recommendation of the Board................  5
              1.2.2  Securities Law Compliance...............................  6
              1.2.3  Shareholder Lists.......................................  6
              1.2.4  Directors...............................................  7

ARTICLE II    THE MERGER.....................................................  9
       2.1    The Merger.....................................................  9
       2.2    Closing........................................................  9
       2.3    Effective Time of the Merger...................................  9
       2.4    Effects of the Merger..........................................  9
       2.5    Articles of Incorporation; Bylaws..............................  9
       2.6    Directors...................................................... 10
       2.7    Officers....................................................... 10

ARTICLE III   EFFECT OF THE MERGER ON THE CAPITAL STOCK OF
              THE CONSTITUENT CORPORATIONS................................... 10
       3.1    Effect on Capital Stock........................................ 10
       3.2    Stock Options and Warrants..................................... 11
       3.3    Exchange of Certificates....................................... 13

ARTICLE IV    REPRESENTATIONS AND WARRANTIES OF COMPANY...................... 15
       4.1    Organization, Standing and Corporate Power..................... 15
       4.2    Subsidiaries................................................... 15
       4.3    Capital Structure.............................................. 16
       4.4    Authority; Noncontravention.................................... 17
       4.5    SEC Documents; Undisclosed Liabilities......................... 18
       4.6    Information Supplied........................................... 19
       4.7    Absence of Certain Changes or Events........................... 20
       4.8    Litigation; Labor Matters; Compliance with Laws................ 20
       4.9    Employee Benefit Plans......................................... 22
       4.10   Taxes.......................................................... 24

                                                                            Page
                                                                            ----

       4.11   Environmental Matters.......................................... 25
       4.12   Material Contracts............................................. 27
       4.13   Brokers........................................................ 27
       4.14   Opinion of Financial Advisor................................... 27
       4.15   Required Company Vote.......................................... 28
       4.16   State Takeover Statutes........................................ 28
       4.17   Intellectual Property.......................................... 28
       4.18   Title to Properties............................................ 29
       4.19   Products Liability............................................. 29

ARTICLE V     REPRESENTATIONS AND WARRANTIES OF BUYER AND
              MERGERCO....................................................... 29
       5.1    Organization, Standing and Corporate Power..................... 29
       5.2    Authority; Noncontravention.................................... 30
       5.3    Brokers........................................................ 31
       5.4    Offer Documents and Schedule 14D-9............................. 31
       5.5    Information Supplied........................................... 31

ARTICLE VI    COVENANTS RELATING TO CONDUCT OF BUSINESS
              PRIOR TO MERGER................................................ 31
       6.1    Conduct of Business of Company................................. 31
       6.2    Changes in Employment Arrangements............................. 34
       6.3    Severance...................................................... 34
       6.4    Advisory Agreement............................................. 35
       6.5    WARN........................................................... 35

ARTICLE VII   ADDITIONAL AGREEMENTS.......................................... 35
       7.1    Preparation of Proxy Statement: Shareholder Meeting............ 35
       7.2    Access to Information, Confidentiality......................... 37
       7.3    Additional Undertakings........................................ 37
       7.4    Indemnification................................................ 38
       7.5    Public Announcements........................................... 39
       7.6    No Solicitation................................................ 39
       7.7    Resignation of Directors....................................... 42
       7.8    Employee Benefits.............................................. 42
       7.9    Notification of Certain Matters................................ 43
       7.10   State Takeover Laws............................................ 43

ARTICLE VIII  CONDITIONS PRECEDENT........................................... 44
       8.1    Conditions to Each Party's Obligation.......................... 44

                                                                            Page
                                                                            ----

       8.2    Condition to Buyer's and MergerCo's Obligation................. 44

ARTICLE IX    TERMINATION, AMENDMENT AND WAIVER.............................. 44
       9.1    Termination.................................................... 44
       9.2    Effect of Termination.......................................... 46
       9.3    Amendment...................................................... 46
       9.4    Extension; Waiver.............................................. 46
       9.5    Procedure for Termination, Amendment, Extension or Waiver...... 46

ARTICLE X     GENERAL PROVISIONS............................................. 47
       10.1   Nonsurvival of Representations and Warranties.................. 47
       10.2   Fees and Expenses.............................................. 48
       10.3   Notices........................................................ 48
       10.4   Interpretation................................................. 49
       10.5   Counterparts................................................... 49
       10.6   Entire Agreement; No Third-Party Beneficiaries................. 50
       10.7   GOVERNING LAW.................................................. 50
       10.8   Assignment..................................................... 50
       10.9   Enforcement.................................................... 50

ANNEX I       CONDITIONS OF THE OFFER........................................ 52

APPENDIX A    DEFINITIONS.................................................... 55

                          AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is entered into as of this 7th day of May, 1998 by and between Agrobios S.A. de C.V., a corporation organized under the laws of the United Mexican States ("Buyer"), Authentic Acquisition Corporation, a Texas corporation and wholly-owned subsidiary of Buyer ("MergerCo"), and Authentic Specialty Foods, Inc., a Texas corporation ("Company"). All capitalized terms not defined herein are defined in Appendix A hereto.

                                    RECITALS

     WHEREAS, the respective Boards of Directors of Company, Buyer and MergerCo have determined that the merger of MergerCo with and into Company (the "Merger"), upon the terms and subject to the conditions set forth in this Agreement, is advisable and in the best interests of their respective companies and shareholders, and such Boards of Directors have approved such Merger, pursuant to which each share of common stock, par value $1.00 per share, of Company ("Company Common Stock") issued and outstanding immediately prior to the Effective Time of the Merger (other than shares of Company Common Stock owned, directly or indirectly, by Company or any Subsidiary of Company, Buyer or MergerCo) will be converted into the right to receive cash;

     WHEREAS, subject to the terms and conditions of this Agreement and in furtherance of the Merger, Buyer will make, or will cause MergerCo to make, a tender offer to acquire any and all shares of Company Common Stock (the "Offer");

     WHEREAS, consummation of the Merger contemplated by this Agreement requires the vote of 66 2/3 % of the issued and outstanding shares of Company Common Stock for the approval thereof (the "Company Shareholder Approval"); and

     WHEREAS, Buyer, MergerCo and Company desire to make certain representations, warranties, covenants and agreements in connection with the Offer and the Merger and also to prescribe various terms of, and conditions to, the Offer and the Merger;

     NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties agree as follows:

                                   ARTICLE I
                                   THE OFFER

 1.1   The Offer.
       ---------

          1.1.1    General.  Provided that this Agreement shall not have been
                   -------
terminated in accordance with Article IX, Buyer shall commence, within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or shall cause MergerCo to commence, the Offer to acquire any and all shares of Company Common Stock for a cash price per share equal to the Merger Consideration (the "Offer Price"), as promptly as reasonably practicable after the date hereof, but in no event later than five Business Days from and including the initial public announcement of Offeror's intention to commence the Offer. For purposes of this Article I, the party which makes the Offer, whether Buyer or MergerCo, shall be referred to as the "Offeror." Offeror may not accept any shares of Company Common Stock tendered for purchase in response to the Offer unless it accepts all such shares that are properly tendered in accordance with the terms thereof. Acceptance by Offeror of shares of Company Common Stock for payment pursuant to the Offer shall be irrevocable. The Offer shall be subject only: (i) to the condition that there shall be validly tendered in accordance with the terms of the Offer prior to the expiration date of the Offer and not withdrawn, a number of shares of Company Common Stock which, together with the aggregate number of shares of Company Common Stock then owned by Buyer and MergerCo, represents at least 66 2/3% of the total number of outstanding shares of Company Common Stock, assuming the exercise of all outstanding options, rights and convertible securities (if any) and the issuance of all shares of Company Common Stock that Company is then obligated to issue after giving effect to agreements not to exercise, or to cancel, warrants (such total number of outstanding or issuable shares of Company Common Stock being hereinafter referred to as the "Fully Diluted Shares") (the "Minimum Condition") and (ii) to the other conditions set forth in Annex I attached hereto (collectively, the "Offer Conditions"). Buyer and MergerCo expressly reserve the right to waive any of the conditions to the Offer; provided that, notwithstanding any provision in this Agreement to the contrary, without the express written consent of Company, neither Buyer nor MergerCo may waive the Minimum Condition. Buyer and MergerCo agree that upon the expiration date of the Offer, as the same may be extended in accordance with this paragraph, if the Offer Conditions have been satisfied or waived, Offeror shall promptly accept and pay for the shares of Company Common Stock properly tendered for purchase. Without the prior written consent of Company, no change may be made by Offeror which (i) reduces the maximum number of shares of Company Common Stock to be purchased in the Offer, (ii) reduces the Offer Price, (iii) changes the form of consideration to be paid in the Offer, (iv) reduces the Minimum Condition, (v) imposes conditions to the Offer in addition to the Offer Conditions or modifies the Offer Conditions in a manner adverse to the holders of shares of Company Common Stock (provided that a waiver of a condition may be made subject to terms or conditions which are no more onerous than the condition being waived), or (vi) amends any other term of the Offer in a manner adverse to the holders of shares of Company Common Stock. Notwithstanding the foregoing, Offeror may, subject to Company's right to terminate this Agreement pursuant to
Article IX, without the consent of Company, (i) extend the Offer on one or more occasions for up to 10 business days for each such extension beyond the then scheduled expiration date (the initial scheduled expiration date being 20 business days following commencement of the Offer), if at the then scheduled expiration date of the Offer any of the conditions to Offeror's obligation to accept for payment and pay for the shares of Company Common Stock shall not be satisfied or waived and (ii) extend the Offer for any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission (the "SEC") or the staff thereof applicable to the Offer and (iii) extend the Offer for an aggregate of not more than five business days beyond the latest expiration date that would otherwise be permitted under clause (i) or
(ii) of this sentence if there shall not have been validly tendered and not withdrawn sufficient shares of Company Common Stock so that the Merger could be effected without a meeting of Company's shareholders in accordance with Article
5.16 of the Texas Business Corporation Act, as amended (the "TBCA"). At the request of the Company, if at the then scheduled expiration date of the Offer, any of the conditions to Offeror's obligation to accept for payment, and pay for, the tendered shares of Company Common Stock have not been satisfied or waived, Offeror agrees to extend the Offer for additional periods not to exceed 60 days from the date of commencement of the Offer unless Offeror is entitled to terminate this Agreement in accordance with the terms of Article IX and exercises this right or waives any conditions not satisfied and accepts for payment, and pays for, all shares of Company Common Stock validly tendered; provided that, without the express written consent of Company, neither Buyer nor MergerCo may waive the Minimum Condition. The Offer Price shall, subject to reduction for applicable withholding of taxes, be net to the seller in cash, payable upon the terms and subject to the conditions of the Offer. Subject to the terms and conditions of the Offer, Offeror shall pay, as promptly as practicable after expiration of the Offer, for all shares of Company Common Stock validly tendered and not withdrawn. At or prior to the expiration of the Offer, Offeror will take all steps necessary to provide its paying agent any funds necessary to make the payments contemplated by the Offer. Upon the execution of this Agreement, the Merger Consideration shall be the amount set forth in Section 3.1(c) payable without interest thereon, and such initial Merger Consideration shall be adjusted only in accordance with the following provisions: (a) the Merger Consideration and the Offer Price payable in connection with the Offer shall automatically be adjusted appropriately for any stock dividend, split or any conversion or reclassification in respect of Company Common Stock occurring after the date hereof and prior to the date of consummation of the Offer, which shall occur only in accordance with the terms of this Agreement; and (b) Buyer and

MergerCo shall have the right to increase the Merger Consideration in effect hereunder at any time, in which case the Offer Price shall also be so increased to be identical with the Merger Consideration.

          1.1.2  Securities Law Compliance.  On the date of commencement of the
                 -------------------------
Offer, Offeror shall file with the SEC a Tender Offer Statement on Schedule 14D-1 (together with all amendments and supplements thereto, the "Schedule 14D-1") with respect to the Offer. The Schedule 14D-1 shall contain or shall incorporate by reference an offer to purchase (the "Offer to Purchase") and forms of the related letter of transmittal and any related summary advertisement (the Schedule 14D-1, the Offer to Purchase and such other documents, together with all supplements and amendments thereto, being referred to herein collectively as the "Offer Documents"). The Offer Documents will comply in all material respects as to form with the requirements of applicable federal securities laws. Offeror and Company agree to promptly correct any information provided by either of them for use in the Offer Documents which shall have become false or misleading in any material respect, and Offeror further agrees to take all steps necessary to cause the Schedule 14D-1 as so corrected to be filed with the SEC and the other Offer Documents as so corrected to be disseminated to holders of shares of Company Common Stock, in each case as and to the extent required by applicable federal securities laws. Company and its counsel shall be given a reasonable opportunity to review and comment upon the Offer Documents and any amendments or supplements thereto, in each case prior to the filing thereof with the SEC or, if applicable, the dissemination thereof to any shareholders of Company. Offeror agrees to provide Company with a written copy of any comments or other communications it or its counsel may receive from time to time from the SEC or its staff with respect to the Offer Documents promptly after receipt of such comments. Buyer also agrees to file or cause to be filed all securities and merger documents and filings required to be filed by Buyer under the laws of the United Mexican States.

          1.1.3  Termination of the Offer.  Offeror shall not, without the prior
                 ------------------------
written consent of Company, (i) terminate the Offer, except in accordance with the terms of Annex I attached hereto, or (ii) extend the expiration date of the Offer, except as specifically provided herein, and in no event to a date later than July 31, 1998.

     1.2  Action by Company.
          -----------------

          1.2.1  Approval and Recommendation of the Board.  Company hereby
                 ----------------------------------------
approves of and consents to the making of the Offer and represents that the Board of Directors of Company, at a meeting duly called and held on May 7, 1998, unanimously adopted resolutions (i) determining that this Agreement and the transactions contemplated hereby, including each of the Merger and the Offer, taken together, are fair to, and in the best interests of, Company and the holders of Company Common Stock, (ii) approving and adopting this Agreement and the Articles of Merger and the transactions contemplated hereby (including but not limited to the Offer), and (iii) recommending that the shareholders of Company accept the Offer and tender their shares of Company Common Stock pursuant to the Offer, and, if required, approve and adopt this Agreement and the transactions contemplated hereby, subject to the Board's right to withdraw, modify or amend such recommendation if the Board determines in good faith, based on advice of its outside counsel, that such action is necessary in order for the Board to comply with its fiduciary duties under applicable law. Donaldson, Lufkin & Jenrette Securities Corporation has delivered to the Board of Directors of the Company its opinion on May 7, 1998 to the effect that, as of such date, the consideration to be received by the holders of shares of Company Common Stock pursuant to the Offer and the Merger, taken together, is fair to the holders of shares of Company Common Stock from a financial point of view. Subject to the provisions of Section 7.6 hereof and the other provisions of this Agreement, Company hereby consents to the inclusion in the Offer Documents of the recommendation of the Board of Directors of Company described in the immediately preceding sentence, subject to the Board of Directors' right to withdraw, modify or amend its recommendation, as described above.

          1.2.2 Securities Law Compliance. Promptly following the filing of the
                -------------------------
Offer Documents with the SEC, Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 (together with all amendments and supplements thereto, the "Schedule 14D-9") containing, subject to the provisions of Section 7.6 hereof and the other provisions of this Agreement, the recommendation of the Board of Directors of Company described in Section
1.2.1 and shall mail the Schedule 14D-9 to the shareholders of Company. The
Schedule 14D-9 will comply in all material respects as to form with the requirements of applicable federal securities laws. Company and Offeror agree to correct promptly any information provided by any of them for use in the Schedule 14D-9 which shall have become false or misleading in any material respect, and Company further agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and disseminated to holders of shares of Company Common Stock, in each case as and to the extent required by applicable federal securities laws. Buyer and its counsel shall be given a reasonable opportunity to review and comment upon the Schedule 14D-9 and all amendments and supplements thereto prior to their filing with the SEC or, if applicable, dissemination to any shareholders of Company. Company agrees to provide Offeror with a written copy of any comments or other communications it or its counsel may receive from time to time from the SEC or its staff with respect to the Schedule 14D-9, promptly after receipt of such comments.

          1.2.3 Shareholder Lists.  In connection with the Offer and the Merger,
                -----------------
Company shall furnish Offeror with mailing labels containing the names and addresses of all record holders of shares of Company Common Stock and with security position listings of shares of Company Common Stock held in stock depositories, each as of a recent date, and of those persons becoming record holders subsequent to such date. Company shall furnish Offeror with all such additional information (including, but not limited to, updated lists of holders of shares of Company Common Stock and their addresses, mailing labels and lists of security positions) and such other assistance as Offeror or its agents may reasonably request in communicating the Offer to the record and beneficial owners of shares of Company Common Stock. Subject to the requirements of applicable law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer or the Merger, Offeror shall hold in confidence in accordance with the terms of the Confidentiality Agreement the information contained in such labels, listings and files, and shall use such information only in connection with the Offer and the Merger. If this Agreement is terminated, Offeror will deliver to Company all copies of such information (and extracts and summaries thereof) then in their or their agent's or advisor's possession in accordance with the terms of the Confidentiality Agreement.

           1.2.4 Directors.
                 ---------

     (a) Effective upon the acceptance for payment and payment (as evidenced by delivery of cash sufficient to pay the Offer Price with respect to each share of Company Common Stock tendered to the Exchange Agent with irrevocable instructions to pay to tendering shareholders in accordance with this Agreement) by Offeror of shares pursuant to the Offer such that Offeror shall own at least 66 2/3% of the Fully Diluted Shares, the Offeror shall be entitled to designate the number of Directors, rounded up to the next whole number, on Company's Board of Directors that equals the product of (i) the total number of directors on Company's Board of Directors (giving effect to the election of any additional directors pursuant to this Section) and (ii) the percentage that the number of shares of Company Common Stock owned by Offeror (including shares of Company Common Stock accepted for payment and paid for) bears to the total number of Fully Diluted Shares and Company shall take all action necessary to cause Offeror's designees to be elected or appointed to Company's Board of Directors, including, without limitation, increasing the number of directors (to the extent permitted under Article 2.34(C) of the TBCA), and seeking and accepting resignations of incumbent directors. At such times, Company will use its best efforts to cause individuals designated by Offeror to constitute the same percentage as such individuals represent on Company's Board of Directors of (x) each committee of such Board (other than any committee of such Board established to take action under this Agreement), (y) each Board of Directors of each Subsidiary of Company and (z) each committee of each such Subsidiary's Board; provided however, that in the event that Offeror's designees are elected or appointed to the Board of Directors of Company, until the Effective Time of the Merger, such Board of Directors shall have at least two directors who are directors of Company on the date of this Agreement and who are not employees of Company or any of its Subsidiaries (the "Independent Directors") and provided further that, in such event, if the number of Independent Directors shall be reduced below two for any reason whatsoever, the remaining Independent Director shall designate a person to fill such vacancy who shall be deemed to be an Independent Director for purposes of this Agreement or, if no Independent Directors then remain, the other directors of Company on the date hereof shall designate two persons to fill such vacancies who shall not be officers or affiliates of Company or any of its Subsidiaries, or officers or affiliates of Buyer or any of its Subsidiaries, and such Persons shall be deemed to be Independent Directors for purposes of this Agreement. Notwithstanding anything in this Agreement to the contrary, until the Effective Time of the Merger the affirmative vote of a majority of the Independent Directors shall be required to (i) amend or otherwise modify the Certificate of Incorporation of Company, (ii) approve any amendment, modification or waiver by Company of any provisions of this Agreement or (iii) approve any other action by Company that adversely affects the interests of the shareholders of Company (other than Buyer, MergerCo or any affiliate thereof) with respect to the transactions contemplated hereby, including without limitation, any actions which would constitute a breach by Company of its representations, warranties or covenants contained herein. The provisions of this Section 1.2.4(a) are in addition to and shall not limit any rights which Buyer, MergerCo or any of their affiliates may have as a holder or beneficial owner of shares of Company Common Stock as a matter of law with respect to the election of directors or otherwise.

     (b) Company's obligations to appoint designees of Offeror to the Company's Board of Directors shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. Subject to applicable law, Company shall promptly take all action requested by Offeror necessary to effect any such election, including mailing to its shareholders the information statement containing the information required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, and Company agrees to make such mailing with the mailing of the Schedule 14D-9 (provided that Offeror shall have provided to Company on a timely basis all information required to be included in such information statement with respect to Offeror's designees). Offeror will supply to Company in writing and be solely responsible for any information with respect to itself and its nominees, officers, directors and affiliates required by Section 14(f) and Rule 14f-1.

                                   ARTICLE II
                                   THE MERGER

     2.1    The Merger.  Upon the terms and subject to the conditions set forth
            ----------
in this Agreement, and in accordance with the TBCA, MergerCo shall be merged with and into Company at the Effective Time of the Merger. Upon the Effective Time of the Merger, the separate existence of MergerCo shall cease and Company shall continue as the surviving corporation (the "Surviving Corporation").

      2.2 Closing.  Unless this Agreement shall have been terminated and the
          -------
transactions herein contemplated shall have been abandoned pursuant to Section 9.1, and subject to the satisfaction or waiver of the conditions set forth in
Article VIII, the closing of the Merger (the "Closing") will take place at 10:00 a.m. on the second business day after satisfaction or waiver of the conditions set forth in Article VIII (the "Closing Date"), at the offices of Paul, Hastings, Janofsky & Walker LLP, 695 Town Center Drive, 17th Floor, Costa Mesa, California 92626, unless another date, time or place is agreed to in writing by the parties hereto.

      2.3 Effective Time of the Merger.  On the Closing Date, the Surviving
          ----------------------------
Corporation shall file articles of merger or a plan of merger, as applicable (collectively, the "Articles of Merger") executed in accordance with the TBCA with the Secretary of State of the State of Texas, and the Merger shall become effective at such time as the Articles of Merger are duly filed with the Secretary of State of the State of Texas or at such other time as is specified in the Articles of Merger to which MergerCo and Company shall have agreed (the time the Merger becomes effective being the "Effective Time of the Merger").

      2.4 Effects of the Merger.  The Merger shall have the effects set forth in
          ---------------------
the TBCA, including, without limitation, that at the Effective Time of the Merger, all the properties, rights, privileges, powers and franchises for Company and MergerCo shall vest in the Surviving Corporation, and all debts, liabilities and duties of Company and MergerCo shall become the debts, liabilities and duties of the Surviving Corporation.

      2.5 Articles of Incorporation; Bylaws.
          ---------------------------------

     (a) The Articles of Incorporation of MergerCo, as in effect immediately prior to the Effective Time of the Merger, shall become the Articles of Incorporation of the Surviving Corporation and, as so amended, until thereafter further amended as provided therein and under the TBCA, it shall be the Articles of Incorporation of the Surviving Corporation following the Merger.

     (b) The Bylaws of MergerCo as in effect at the Effective Time of the Merger shall be the Bylaws of Surviving Corporation following the Merger until thereafter changed or amended as provided therein or by applicable law.

      2.6 Directors.  The directors of MergerCo at the Effective Time of the
          ---------
Merger shall be the directors of Surviving Corporation following the Merger, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

      2.7 Officers.  The officers of MergerCo at the Effective Time of the
          --------
Merger shall be the officers of Surviving Corporation following the Merger, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.


                                  ARTICLE III
                EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE
                            CONSTITUENT CORPORATIONS

      3.1 Effect on Capital Stock.  As of the Effective Time of the Merger, by
          -----------------------
virtue of the Merger and without any action on the part of the holder of any shares of Company Common Stock or any shares of capital stock of MergerCo:

     (a) Common Stock of MergerCo.  Each share of common stock of MergerCo
         ------------------------
     issued and outstanding immediately prior to the Effective Time of the Merger shall be converted into one share of the common stock, par value $.01 per share, of the Surviving Corporation.

     (b) Cancellation of Treasury Stock.  Each share of Company Common Stock
         ------------------------------
     that is owned by Company or by any wholly owned Subsidiary of Company shall automatically be canceled and retired and shall cease to exist, and no cash or other treasury stock consideration shall be delivered or deliverable in exchange therefor.

     (c) Conversion of Company Common Stock.  Except as otherwise provided
         ----------------------------------
     herein and subject to Section 3.3, each issued and outstanding share of Company Common Stock, other than shares owned by Buyer, MergerCo or any other direct or indirect Subsidiary of Buyer, Company or any wholly owned Subsidiary of Company (collectively, the "Excluded Shares"), and other than treasury stock, shall be converted into the right to receive in cash from the Surviving Corporation following the Merger an amount equal to $17 (the "Merger Consideration"), without interest, upon surrender of the certificates formerly representing such shares pursuant to Section 3.3. The term "Merger Consideration" shall mean the per share amount in reference to the consideration designated on a per share basis, and otherwise shall refer to the aggregate consideration represented by the per share amount multiplied by the total number of shares of Company Common Stock then outstanding.

     (d) Cancellation and Retirement of Excluded Shares.  Each Excluded Share
         ----------------------------------------------
     issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, shall be canceled and retired without payment of any consideration therefor and shall cease to exist.

     (e) Cancellation and Retirement of Company Common Stock.  As of the
         ---------------------------------------------------
     Effective Time of the Merger, all shares of Company Common Stock (other than shares referred to in Section 3.1(b) and (c)) issued and outstanding immediately prior to the Effective Time of the Merger, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock shall, to the extent such certificate represents such shares, cease to have any rights with respect thereto, except the right to receive the Merger Consideration applicable thereto, without interest, upon surrender of such certificate in accordance with Section 3.3.

      3.2 Stock Options and Warrants.
          --------------------------

     (a) Stock Options.  As soon as practicable following the date of this
         -------------
     Agreement, the Board of Directors of Company (or, if appropriate, any committee administering the Stock Option Plan) shall adopt such resolutions or take such other actions as may be required to effect the following:

          (i) adjust the terms of all outstanding stock options to purchase shares of Company Common Stock ("Company Stock Options") granted under Company's 1997 Stock Plan (the "Stock Option Plan") or otherwise to provide that, at the Effective Time of the Merger, each Company Stock Option outstanding immediately prior to the Effective Time of the Merger shall vest as a consequence of the Merger and shall be canceled in exchange for a payment from Company after the Merger (subject to any applicable withholding taxes) equal to the product of (1) the total number of shares of Company Common Stock subject to such Company Stock Option, multiplied by (2) the excess of the Merger Consideration over the exercise price per share of Company Common Stock subject to such Company Stock Option, payable in cash immediately upon the Effective Time of the Merger; and

          (ii) except as provided herein or as otherwise agreed to by the parties, the Stock Option Plan and any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of Company or any of its Subsidiaries shall terminate as of the Effective Time of the Merger, and Company shall ensure that, following the Effective Time of the Merger, no holder of a Company Stock Option nor any participant in the Stock Option Plan shall have any right thereunder to acquire equity securities of Surviving Corporation following the Merger.

     (b) Warrants.  As soon as practicable following the date of this Agreement,
         --------
     the Board of Directors of Company shall take all necessary actions to amend
     Section 6(a) of the Warrant Agreement by and between Company and Shansby Partners, L.L.C. dated September 2, 1997 to provide that the warrants covered thereby shall be exercisable at the Effective Time of the Merger. The outstanding warrants for shares of Company Common Stock (collectively "Warrants" and individually, each "Warrant") governed by those certain Warrant Agreements, dated September 2, 1997, September 30, 1997, October 29, 1997 and January 9, 1998, by and between Company and Shansby Partners, L.L.C. (collectively, the "Shansby Warrant Agreements") shall at the Effective Time of the Merger automatically without any further action of Company or the holders thereof be canceled in exchange for the right to receive at the Effective Time of the Merger an amount in cash equal to the product of (i) the total number of shares of Company Common Stock subject to such Warrant, multiplied by (ii) the excess of the Merger Consideration over the exercise price per share of Company Common Stock subject to such Warrant. The Company shall use its reasonable efforts to obtain the consents (the "Amstutz Consents") of Lawrence Amstutz, Ruth C. Amstutz and Barry L. Brock, who are each parties to that certain Warrant Agreement dated October 30, 1997 with Company (the "Amstutz Warrant Agreement") to have such warrants covered thereby canceled in accordance with the terms of the immediately preceding sentence; provided, that if the Amstutz Consents are not so obtained the Company shall promptly redeem such warrants in accordance with the current terms of the Amstutz Warrant Agreement following acceptance for payment of, and payment for, the shares in the Offer. The Shansby Warrant Agreements and the Amstutz Warrant Agreement shall be collectively referred to herein as the "Warrant Agreements."

     (c) No Post-Merger Rights.  Company hereby represents and warrants that
         ---------------------
     upon taking of the actions specified above, immediately following the Effective Time of the Merger, and after giving effect to the payments described in this
     Section 3.2, no holder of a Company Stock Option nor any participant in any Stock Option Plan nor the holder of any warrant to purchase Company Common Stock (other than pursuant to the Amstutz Warrant Agreement, which provides for redemption of such warrants on the terms set forth therein) shall have the right thereunder to acquire equity securities of Surviving Corporation, or any other benefit, after the Merger, except for the right set forth in paragraph (a)(i) above and the last sentence of paragraph (b).

      3.3 Exchange of Certificates.
          ------------------------

     (a) Exchange Agent.  Prior to the Effective Time of the Merger, Buyer shall
         --------------
     designate a bank or trust company to act as agent for the holders of Company Common Stock in connection with the Merger (the "Exchange Agent") (who shall be reasonably acceptable to Company) to receive the funds to which holders of the shares of Company Common Stock are entitled to pursuant to this Article III. Buyer shall, from time to time, make available to the Exchange Agent funds in amounts and at times necessary for the payment of the Merger Consideration as provided herein. Promptly after the Effective Time of the Merger, the Exchange Agent shall mail to each record holder, as of the Effective Time of the Merger, of an outstanding certificate or certificates which immediately prior to the Effective Time of the Merger represented shares of Company Common Stock (the "Certificates"), a letter of transmittal and instructions for use in effecting the surrender of the Certificates for payment therefor (or such other documents as may reasonably be required in connection with such surrender) in customary form to be agreed to by MergerCo and Company prior thereto.

     (b)  Exchange Procedures.
          -------------------

          (i) After the Effective Time of the Merger, each holder of an outstanding Certificate or Certificates shall, upon surrender to the Exchange Agent of such Certificate or Certificates and acceptance thereof by the Exchange Agent, be entitled to receive the amount of cash into which such Certificate or Certificates surrendered shall have been converted pursuant to this Agreement.

          (ii) After the Effective Time of the Merger, there shall be no further transfer on the records of Company or its transfer agent of Certificates, and if Certificates are presented to Company for transfer, they shall be canceled against delivery of cash. If Merger Consideration is to be remitted to a name other than that in which the Certificates surrendered for exchange is registered, it shall be a condition of such exchange that the Certificates so surrendered shall be properly endorsed, with signature guaranteed, or otherwise in proper form for transfer and that the person requesting such exchange shall pay to Company or its transfer agent any transfer or other taxes required or establish to the satisfaction of Company or its transfer agent that such tax has been paid or is not applicable. Until surrendered as contemplated by this
          Section 3.3(b), each Certificate shall be deemed at any time after the Effective Time of the Merger to represent only the right to receive upon such surrender the Merger Consideration applicable thereto as contemplated by Section 3.1. From and after the Effective Time of the Merger, the holders of Certificates evidencing ownership of the shares outstanding immediately prior to the Effective Time of the Merger shall cease to have any rights with respect to such shares, except as otherwise provided for herein or by applicable law. No interest will be paid or will accrue on any cash payable as Merger Consideration or in lieu of any fractional shares of Company Common Stock. The right of any shareholder to receive the Merger Consideration shall be subject to reduction to reflect any applicable withholding obligation for taxes.

          (iii) In the event that any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Buyer, the posting by such person of a bond in such amount as Buyer may direct as indemnity against any claim that may be made against it with respect to such Certificate, or the provision of other reasonable assurances requested by Buyer, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof pursuant to this Agreement.

     (c) No Further Ownership Rights in Company Common Stock Exchanged For
         -----------------------------------------------------------------
     Cash. The Merger Consideration paid upon the surrender for exchange of
     ----
     Certificates in accordance with the terms of this Article III shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to such shares.

     (d) Termination of Exchange Fund.  Any portion of the Merger Consideration
         ----------------------------
     deposited with the Exchange Agent pursuant to this Section 3.3 (the "Exchange Fund") which remains undistributed to the holders of the Certificates for 12 months after the Effective Time of the Merger shall be delivered to Buyer, upon demand, and any holders of shares of Company Common Stock prior to the Merger who have not theretofore complied with this Article III shall thereafter look only to Buyer (who shall thereafter act as Exchange Agent) and only as general creditors thereof for payment of their claims for cash, if any, to which such holders may be entitled.

     (e) No Liability.  None of Buyer, MergerCo, Company or the Exchange Agent
         ------------
     shall be liable to any person in respect of any Merger Consideration from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

     (f) Investment of Exchange Fund.  The Exchange Agent shall invest any cash
         ---------------------------
     included in the Exchange Fund, as directed by Buyer, on a daily basis. Any interest and other income resulting from such investments shall be paid to Buyer. Nothing in this paragraph (f) shall in any way limit the obligation of Buyer and MergerCo to pay the full amount of the Merger Consideration in accordance with the remaining provisions of this Agreement, and the risk of any investments referred to in this paragraph (f) shall be borne solely by Buyer and MergerCo.


                                   ARTICLE IV
                   REPRESENTATIONS AND WARRANTIES OF COMPANY

Company hereby represents and warrants to Buyer and MergerCo as follows:

      4.1 Organization, Standing and Corporate Power.  Each of Company and each
          ------------------------------------------
of its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated and has the requisite corporate power and authority to carry on its business as it is now being conducted. Each of Company and each of its Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) would not have a Material Adverse Effect. Company has provided to Buyer complete and correct copies of the Restated Articles of Incorporation, as amended, and Bylaws, as amended, of Company. Company has delivered to MergerCo complete and correct copies of the Articles or Certificates of Incorporation and Bylaws of each of its Subsidiaries, in each case as amended to the date of this Agreement.

      4.2 Subsidiaries.  The only direct or indirect Subsidiaries of Company are
          ------------
those listed in Section 4.2 of the schedule delivered to MergerCo by Company at the time of the execution of this Agreement (the "Disclosure Schedule"). All the outstanding shares of capital stock of each such Subsidiary have been validly issued and are fully paid and nonassessable and, except as set forth in Section 4.2 of the Disclosure Schedule, are owned (of record and beneficially) by Company, free and clear of all pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever (collectively, "Liens"). Except for the ownership interests set forth in Section 4.2 of the Disclosure Schedule, Company does not own, directly or indirectly, any capital stock or other ownership interest in any corporation, partnership, business association, joint venture or other entity.

      4.3 Capital Structure.  The authorized capital stock of Company consists
          -----------------
of 20,000,000 shares of Company Common Stock, par value $1.00 per share, and 5,000,000 shares of preferred stock of Company, par value $.01 per share (the "Company Preferred Stock"). Subject to any Permitted Changes (as defined in
Section 6.1(d)) there were, as of the close of business on May 6, 1998: (i) 8,027,126 shares of Company Common Stock issued and outstanding; (ii) no shares of Company Preferred Stock issued and outstanding; (iii) no shares of Company Common Stock or Company Preferred Stock held in the treasury of Company; (iv) 336,000 shares of Company Common Stock reserved for issuance upon exercise of outstanding Company Stock Options; and (v) 480,000 shares of Company Common Stock issuable upon exercise of outstanding Warrants. Section 4.3 of the Disclosure Schedule sets forth the exercise price for the outstanding Company Stock Options and the Warrants. Except as set forth above or in Section 4.3 of the Disclosure Schedule, no shares of capital stock or other equity securities of Company are issued, reserved for issuance or outstanding. All outstanding shares of capital stock of Company are, and all shares which may be issued pursuant to the Stock Option Plan including any increases pursuant to existing contractual obligations will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. Except as set forth on Section 4.3 of the Disclosure Schedule, there are no outstanding bonds, debentures, notes or other indebtedness or other securities of Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of Company may vote. Except as set forth above, there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which Company or any of its Subsidiaries is a party or by which any of them is bound obligating Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity or voting securities of Company or of any of its Subsidiaries or obligating Company or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. Other than as disclosed in the most recent balance sheet of Company included in the SEC Documents or as set forth in Section 4.3 of the Disclosure Schedule, no indebtedness for borrowed money of Company or its Subsidiaries contains any restriction upon the incurrence of indebtedness for borrowed money by Company or any of its Subsidiaries or restricts the ability of Company or any of its Subsidiaries to grant any Liens on its properties or assets. Other than Company Stock Options and Warrants, and other than as disclosed in Section 4.3 of the Disclosure Schedule; (x) there are no outstanding contractual obligations, commitments, understandings or arrangements of Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire or make any payment in respect of any shares of capital stock of Company or any of its Subsidiaries and (y) to the knowledge of Company, there are no irrevocable proxies with respect to shares of capital stock of Company or any of its Subsidiaries. Section 4.3 of the Disclosure Schedule sets forth the record and, to the knowledge of Company, beneficial ownership of, and voting power in respect of, the capital stock of Company held by Company's directors, officers and shareholders owning five percent (5%) or more of Company's outstanding common stock. Except as set forth on Section 4.3 of the Disclosure Schedule or filed as an exhibit to any of the SEC Documents, there are no agreements or arrangements pursuant to which Company is or could be required to register shares of Company Common Stock or other securities under the Securities Act of 1933, as amended (the "Securities Act") or other agreements or arrangements with or among any security holders of Company with respect to securities of Company.

      4.4 Authority; Noncontravention.  Company has the requisite corporate
          ---------------------------
power and authority to enter into this Agreement and, subject to Company Shareholder Approval, to consummate the transactions contemplated hereby. The Offer, the execution and delivery of this Agreement by Company and the consummation by Company of the transactions contemplated hereby and thereby have been duly authorized by Company's Board of Directors, which constitutes all necessary corporate action on the part of Company, subject, in the case of the Merger, to Company Shareholder Approval. This Agreement has been duly executed and delivered by Company and constitutes a valid and binding obligation of Company, enforceable against Company in accordance with its terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors' rights generally or by general equitable or fiduciary principles (the "Enforceability Exception"). Except as disclosed in Section 4.4 of the Disclosure Schedule, the execution and delivery by Company of this Agreement does not, and the consummation by Company of the transactions contemplated by the Offer and this Agreement and compliance by Company with the provisions hereof will not, conflict with, or result in (a) any breach or violation of, or default (with or without notice or lapse of time, or both) under, or right of termination, cancellation, acceleration or "put", with respect to any obligation or (b) the loss of a benefit or other right or (c) the creation of any Lien upon any of the properties or assets of Company or any of its Subsidiaries under, (i) the Restated Articles of Incorporation, as amended, or Bylaws, as amended, of Company or the comparable organizational documents of any of its Subsidiaries,
(ii) any loan or credit agreement, note, note purchase agreement, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to Company or any of its Subsidiaries or their respective properties or assets or (iii) subject to the governmental filings and other matters set forth in Section 4.4 of the Disclosure Schedule or referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule, regulation or arbitration award applicable to Company or any of its Subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) and
(iii), any such conflicts, breaches, violations, defaults, rights, losses or Liens that individually or in the aggregate would not have a Material Adverse Effect or would not prevent or materially delay the ability of Company and/or MergerCo to consummate the transactions contemplated by this Agreement if not cured or waived by the Closing Date. No consent, approval, order or authorization of, or registration, declaration or filing with, or notice to, any Federal, state or local government or any domestic court, administrative agency or commission or other governmental authority or agency (a "Governmental Entity"), or any other person under any material agreement, indenture or other instrument to which Company or any Subsidiary is a party or to which any of its properties is subject, is required by or with respect to Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by Company or the consummation by Company of the transactions contemplated hereby, except for (i) the filing of a pre-merger notification and report form by Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (ii) the filing with the SEC of (x) a proxy statement or other information statement under Section 14(c) of the Exchange Act relating to Company Shareholder Approval (such proxy statement as amended or supplemented from time to time, the "Proxy Statement"), and (y) such reports under the Exchange Act as may be required in connection with the Offer and this Agreement and the transactions contemplated by this Agreement, (iii) the filing of the Articles of Merger with the Secretary of the State of Texas and appropriate documents with the relevant authorities of other states in which Company is qualified to do business and (iv) such other consents, approvals, orders, authorizations, registrations, declarations, filings or notices as are set forth in Section 4.4 of the Disclosure Schedule and which the failure to obtain or make would not, individually or in the aggregate, have a Material Adverse Effect.

      4.5 SEC Documents; Undisclosed Liabilities.  Except as disclosed in
          --------------------------------------
Section 4.5 of the Disclosure Schedule, Company has timely filed all required reports, schedules, forms, statements and other documents with the SEC since September 2, 1997 (collectively, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, as amended, the "SEC Documents"). As of their respective dates, and taking into account any amendments or supplements thereto, the SEC Documents complied in all material respects with the requirements of the Securities Act, or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Documents, and none of the SEC Documents as of such dates, and taking into account any amendments or supplements thereto, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The consolidated financial statements of Company included in all SEC Documents (the "SEC Financial Statements") comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (except, in the case of unaudited consolidated quarterly statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations, shareholders' equity, and cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments, none of which, individually or in the aggregate, is material). Except as set forth in Section 4.5 of the Disclosure Schedule or in any other Section of the Disclosure Schedule and except as set forth in the SEC Documents filed and publicly available prior to the date of this Agreement, and except for liabilities and obligations incurred in the ordinary course of business consistent with past practice since the date of the most recent consolidated balance sheet included in the SEC Documents filed and publicly available prior to the date of this Agreement (the "Balance Sheet"), neither Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by generally accepted accounting principles to be set forth on a consolidated balance sheet of Company and its consolidated Subsidiaries or in the notes thereto.

      4.6 Information Supplied.  The Proxy Statement will not, at the date it is
          --------------------
first mailed to Company's shareholders or at the time of the Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by Company with respect to the information supplied or to be supplied by MergerCo or any affiliate of MergerCo in writing specifically for inclusion in the Proxy Statement. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. Neither the Schedule 14D-9 nor any information supplied by Company for inclusion in the Offer Documents will, at the respective times the Schedule 14D-9, the Offer Documents or any amendments or supplements thereto are filed with the SEC or are first published, sent or given to shareholders of Company, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in the light of the circumstances under which they were made, not misleading (except to the extent information supplied by MergerCo or any affiliate of MergerCo in writing specifically for inclusion therein). The
Schedule 14D-9 shall comply in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder.

      4.7 Absence of Certain Changes or Events.  Except as disclosed in the SEC
          ------------------------------------
Documents or in Section 4.7 of the Disclosure Schedule, since the date of the Balance Sheet, Company has conducted its business only in the ordinary course consistent with past practice, and there is not and has not been: (i) any fact or circumstance which has had a Material Adverse Effect on or with respect to Company; (ii) any events set forth in Sections 6.1(a), (i), (j), (k), (m) (without regard to the exceptions set forth therein), (n), (q) and (r); or (iii) any condition, event or occurrence which would reasonably be expected to prevent or materially delay the ability of Company to consummate the transactions contemplated by this Agreement. Except as set forth in Section 4.7 of the Disclosure Schedule, the Company has not incurred any single capital expenditure in excess of $10,000 from December 31, 1997 to the date hereof.

      4.8 Litigation; Labor Matters; Compliance with Laws.
          -----------------------------------------------

     (a) Except as disclosed in the SEC Documents or as disclosed in Section 4.8 of the Disclosure Schedule, filed and publicly available prior to the date of this Agreement, there is no suit, action or proceeding or investigation pending against Company, or, to the knowledge of Company, no suit, action or proceeding or investigation threatened against or affecting Company or any of its Subsidiaries that (i) individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect or (ii) prevent or materially delay the ability of Company to consummate the transactions contemplated by this Agreement nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Company or any of its Subsidiaries having, or which in the future could have, any such effect.

     (b) Except as disclosed in Section 4.8 of the Disclosure Schedule, (i) neither Company nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization; (ii) neither Company nor any of its Subsidiaries is the subject of any proceeding asserting that it or any Subsidiary has committed an unfair labor practice or seeking to compel it to bargain with any labor organization as to wages or conditions of employment; (iii) there is no strike, work stoppage or other labor dispute involving it or any of its Subsidiaries pending or, to its knowledge, threatened, nor has there been in the three year period prior to the date of this Agreement and, to the knowledge of Company, there are no current union organizing activities among the Employees of Company or any of its Subsidiaries which are reasonably likely to result in a Material Adverse Effect; (iv) there is no grievance arising out of any collective bargaining agreement or other grievance procedure against Company or any of its Subsidiaries, except such grievances that have not and will not prevent Company from carrying on its business substantially as now conducted and that cannot reasonably be expected to result in a Material Adverse Effect; (v) no charges with respect to or relating to Company or any of its Subsidiaries are pending before the Equal Employment Opportunity Commission or any other agency responsible for the prevention of unlawful employment practices, except such charges that have not and will not prevent Company from carrying on its business substantially as now conducted and that cannot reasonably be expected to result in a Material Adverse Effect; (vi) neither of Company or any of its Subsidiaries has received notice during the previous 18 months, of the intent of any Federal, state, local or foreign agency responsible for the enforcement of labor or employment laws to conduct an investigation which is reasonably likely to result in a Material Adverse Effect; and
     (vii) Company is not liable for any severance pay or other payments to any employee or former employee, or any other person, arising from the termination of employment, or other change in the legal relationship with such person, under any benefit or severance policy, practice, agreement, plan, or program of Company, nor will Company have any liability which exists or arises, or may be deemed to exist or arise, under any applicable law or otherwise, as a result of or in connection with the transactions contemplated hereunder or as a result of the termination by Company of any persons employed by Company or any of its Subsidiaries on or prior to the Effective Time of the Merger.

     (c) The ownership of the assets of and the conduct of the business of Company and each of its Subsidiaries have not been in violation of, and comply with all statutes, laws, regulations, ordinances, rules, judgments, orders, decrees or arbitration awards applicable thereto, except for violations or failures so to comply, if any, that, individually or in the aggregate, cannot reasonably be expected to have a Material Adverse Effect.

     (d) Each of Company and its Subsidiaries has in effect all material Federal, state, local and foreign governmental approvals, authorizations, certificates, filings, franchise, licenses, notices, permits and rights ("Permits"), necessary for it to own, lease or operate its properties and assets and to carry on its business substantially as now conducted, and there are no actions pending to revoke any such Permit and there has occurred no default or violation under any such Permit which is reasonably likely to have a Material Adverse Effect.

     (e) Notwithstanding the foregoing, the representations and warranties of Company with respect to the matters covered by Section 4.11 are limited to the representations set forth therein, and no representation or warranty with respect to such matters is made by Company in this Section 4.8.

      4.9 Employee Benefit Plans.  With respect to the employee benefit plans
          ----------------------
(as that phrase is defined in section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) and any other benefit or compensation plan, program, or arrangement (including, but not limited to, each deferred compensation and each bonus or other incentive compensation, stock purchase, stock option and other equity compensation plan, program, agreement or arrangement; each severance or termination pay, and each employment, termination or severance agreement) maintained for the benefit of any current or former employee, officer, or director of Company, any of its Subsidiaries or any ERISA Affiliate ("Benefit Plans"), except as set forth in Section 4.9 of the Disclosure Schedule:

     (a) none of the Benefit Plans is a "multiemployer plan" within the meaning of ERISA nor has Company or any such Subsidiary ever maintained or contributed to such a Plan;

     (b) no Benefit Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for employees or former employees of Company or any such Subsidiary for periods extending beyond their retirement or other termination of service, other than (i) coverage mandated by applicable law, (ii) death benefits under any pension plan, or
     (iii) benefits the full cost of which is borne by the current or former employee (or his or her beneficiary).

     (c) none of the Benefit Plans or any other agreement with any employee of Company or any such Subsidiary provides for payment of a benefit, the increase of a benefit amount, the payment of a contingent benefit, or the acceleration of the payment or vesting of a benefit by reason of the execution of this Agreement or the consummation of the transactions contemplated by this Agreement;

     (d) each Benefit Plan intended to be qualified under section 401 (a) of the Internal Revenue Code of 1986, as amended ("Code"), has received a favorable determination letter from the Internal Revenue Service that it is so qualified and nothing has occurred since the date of such letter that could reasonably be expected to result in the revocation of such determination letter;

     (e) each Benefit Plan has been operated in all material respects in accordance with its terms and the requirements of all applicable law;

     (f) no liability under Title IV or section 302 of ERISA has been incurred by Company, any such Subsidiary or any ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to Company, any such Subsidiary or any ERISA Affiliate of incurring any such liability, other than liability for premiums due the Pension Benefit Guaranty Corporation ("PBGC") (which premiums have been paid when due). Insofar as the representation made in this section 4.9(f) applies to Sections 4064, 4069 or 4204 of Title IV of ERISA, it is made with respect to any employee benefit plan within the meaning of Section 3(3) of ERISA subject to Title IV of ERISA to which Company, any such Subsidiary or any ERISA Affiliate made, or was required to make, contributions during the five (5)-year period ending on the last day of the most recent plan year ended prior to the Effective Time of the Merger;

     (g) Company has provided to Buyer or MergerCo (i) true and complete copies of all Benefit Plans, (ii) the most recent annual actuarial valuation, if any, prepared for each Benefit Plan, and (iii) the most recent annual report (Form 5500), if any, required under ERISA with respect to each Benefit Plan;

     (h) no payment that is owed or may become due to any director, officer, employee, or agent of Company or any such Subsidiary will be non-deductible to Company or such Subsidiary or subject to tax under I.R.C. Section 280G or Section 4999, respectively, nor will Company or such Subsidiary be required to "gross up" or otherwise compensate any such person because of the imposition of any excise tax on a payment to such person;

     (i) as of the date hereof, subject to the requirements of Section 412 of the Code or Section 302 of ERISA, no Benefit Plan has incurred an accumulated funding deficiency (as defined in Section 302 of ERISA and Section 412 of the Code) nor has any sponsor of such a Benefit Plan obtained a funding waiver (as such terms are defined in such applicable sections and any regulations thereunder) with respect thereto;

     (j) neither Company, any such Subsidiary nor any ERISA Affiliate has engaged in, and neither Company, any such Subsidiary nor any ERISA Affiliate knows of any other person who or which has engaged in, any "prohibited transaction" (within the meaning of Section 406 of ERISA or Section 4975 of the Code, excluding any transactions which are exempt under
     Section 408 of ERISA or Section 4975 of the Code) with respect to any Benefit Plan, which could reasonably be expected to subject Company, any such Subsidiary, Buyer or MergerCo to any material liability;

     (k) no reportable event (as defined in ERISA and the regulations thereunder, but excluding any such event for which all disclosure requirements have been waived) has occurred or is continuing with respect to any Benefit Plan;

     (l) there are no actions, suits or claims pending (other than routine claims for benefits) or, to the knowledge of Company, any actions, suits or claims (other than routine claims for benefits) which can reasonably be expected to be asserted, against Company or any such Subsidiary with respect to any Benefit Plan or other plan or arrangement, or against any such Benefit Plan or other plan or the assets thereof;

     (m) Company, each such Subsidiary and each ERISA Affiliate is, and at all relevant times, has been in material compliance with the provisions of COBRA (as defined below); and

     (n) except as specifically set forth herein, Company has not taken any action or made any statement, promise or representation to, or agreement with, any of its employees, officers or directors that after the Closing, Buyer will continue or establish any Benefit Plan or other plan or arrangement or provide any particular benefits or compensation to employees. To the knowledge of Company, the PBGC has not instituted proceedings to terminate any Benefit Plan subject to Section 302 or Title IV of ERISA or Section 412 of the Code (each, a "Title IV Plan") and no condition exists that presents a material risk that such proceedings will be instituted.

     For purposes of this Agreement, "ERISA Affiliate" shall mean any corporation, trade or business which controls, is controlled by, or is under common control with, Company or any of its Subsidiaries within the meaning of Sections 414(b), 414(c) or 414(m) of the Code or Section 4001(a)(14) of ERISA and "COBRA" shall mean Part 6 of Subtitle B of Title I of ERISA and Section 4980B(f) of the Code.

     Section 4.9 of the Disclosure Schedule sets forth a complete and accurate list of all Benefit Plans currently in effect.

      4.10  Taxes.  Except as disclosed in Section 4.10 of the Disclosure
            -----
Schedule, Company and each of its Subsidiaries, and any affiliated, consolidated, combined, unitary or aggregate group for tax purposes of which Company or any of its Subsidiaries is or has been a member (a "Consolidated Group") has (a) timely filed (or has had timely filed on its behalf) all Tax Returns required to be filed by it and all such Tax Returns are true, correct and complete in all material respects, (b) paid (or has had paid on its behalf) all Taxes shown thereon to be due and (c) provided adequate reserves in its financial statements, in accordance with generally accepted accounting principles, for any Taxes that have not been paid, whether or not shown as being due on any Tax Returns. Except as disclosed in Section 4.10 of the Disclosure Schedule (i) no claim for unpaid Taxes has become a Lien (other than any Liens arising by operation of law for Taxes not yet due) against the assets of Company or any of its Subsidiaries or is being asserted against Company or any of its Subsidiaries, (ii) no audit of any Tax Return that includes Company or any of its Subsidiaries is being conducted by any Governmental Entity, (iii) no extension or waiver of the statute of limitations on the assessment of any Taxes or with respect to any Tax Return has been granted by Company or any of its Subsidiaries and is currently in effect and (iv) there is no arrangement with respect to sharing or allocating Taxes that will require any payment by Company or any of its Subsidiaries after the date of this Agreement. As used in this Agreement, "Taxes" shall mean (x) all taxes of any kind, including, without limitation, those on or measured by or referred to as income, gross receipts, sales, use, ad valorem, franchise, profits, license, withholding, back-up withholding, payroll, employment, excise, severance, stamp, occupation, premium, value added, property or windfall profits taxes, customs, duties or similar fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any Governmental Entity, domestic or foreign, and
(y) any liability for the payment of any amount of the type described in (x) as a result of being a member of a Consolidated Group. As used in this Agreement, "Tax Return" shall mean any return, report or statement required to be filed with any Governmental Entity with respect to Taxes. Except as set forth in
Section 4.10 of the Disclosure Schedule, there are no written or proposed assessments of Taxes against Company or any of its Subsidiaries or written or proposed adjustments to any Tax Return filed, pending against Company or any of its Subsidiaries, or written or proposed adjustments to the manner in which any Tax of Company or any of its Subsidiaries is determined.

      4.11 Environmental Matters.  Except as disclosed in Section 4.11 of the
           ---------------------
Disclosure Schedule:

     (a) Company and its Subsidiaries hold and have continuously held, and are, and have always been, in material compliance with, all Environmental Permits, and Company and its Subsidiaries are, and have always been, in compliance with all applicable Environmental Laws, except for any failure to comply that would not have a Material Adverse Effect;

     (b) None of Company or any of its Subsidiaries has received any Environmental Claim, and to the knowledge of Company, there is no threatened Environmental Claim or any circumstances, conditions or events that could reasonably be expected to give rise to an Environmental Claim, against Company or any of its Subsidiaries and, to the knowledge of Company, as of the date of this Agreement, there are no circumstances or conditions that could reasonably be expected to prevent or interfere with compliance by Company or its Subsidiaries with Environmental Permits or Environmental Laws in effect as of the date of this Agreement, except such circumstances or conditions that have not and are not reasonably likely to result in a Material Adverse Effect;

     (c) No modification, revocation, reissuance, alteration, transfer, or amendment of the Environmental Permits, or any review by, or approval of, any third party of the Environmental Permits is required in connection with the execution or delivery of this Agreement or the consummation of the transactions contemplated hereby or the continuation of the business of Company or its Subsidiaries as currently conducted; and

     (d) Company and its Subsidiaries have not assumed, contractually or by operation of law, any liabilities or obligations under any Environmental Laws except, in the case of those assumed by operation of law, those assumed which in and of themselves (and irrespective of any contribution or indemnification rights) could not reasonably be expected to have a Material Adverse Effect.

     For purposes of this Agreement, the following terms shall have the following meanings:

     "Environmental Claim" means any written notice, claim, demand, action, complaint, proceeding, request for information or other communication by any Person alleging liability or potential liability (including without limitation liability or potential liability for investigatory costs, cleanup costs, governmental response costs, natural resource damages, property damage, personal injury, fines or penalties) arising out of, relating to, based on or resulting from (i) the presence, discharge, emission, release or threatened release of any Hazardous Materials at any location, whether or not owned, leased or operated by Company or any of its Subsidiaries or (ii) circumstances forming the basis of any violation or alleged violation of any Environmental Law or Environmental Permit or (iii) otherwise relating to obligations or liabilities under any Environmental Laws.

     "Environmental Permits" means all permits, licenses, registrations and other governmental authorizations required for Company or any of its Subsidiaries and the operations of such Person's facilities or otherwise to conduct its business under Environmental Laws.

     "Environmental Laws" means all applicable domestic and foreign federal, state and local statutes, rules, regulations, ordinances, orders and decrees relating in any manner to contamination, pollution or protection of human health or the environment, including without limitation the Comprehensive Environmental Response, Compensation and Liability Act, the Solid Waste Disposal Act, the Clean Air Act, the Clean Water Act, the Toxic Substances Control Act, the Occupational Safety and Health Act, the Emergency Planning and Community-Right-to-Know Act, the Safe Drinking Water Act, all as amended, and similar state, local and foreign laws.

     "Hazardous Materials" means all hazardous or toxic substances, wastes, materials or chemicals, petroleum (including crude oil or any fraction thereof) and petroleum products, asbestos and asbestos-containing materials, pollutants, contaminants and all other materials or substances, regulated pursuant to, or that could form the basis of liability under, any Environmental Law.

      4.12 Material Contracts. Company has provided or otherwise made available
           ------------------
to Buyer or filed with the SEC true and complete copies of all written contracts, agreements (including, but not limited to, distribution agreements and licensing agreements), commitments, arrangements, employment agreements providing for annual payments in excess of $50,000 and which cannot be canceled at will, for leases (including with respect to personal property), insurance policies and other instruments to which it or any of its Subsidiaries is a party or by which it or any such Subsidiary is bound which would be required to be filed as an exhibit to the SEC Documents ("Material Contracts"). Except as set forth in Section 4.12 of the Disclosure Schedule, neither Company nor any of its Subsidiaries is, or has received any notice or has any knowledge that any other party is, in breach or default in any material respect under any such Material Contract; and there has not occurred any event that with the lapse of time or the giving of notice or both would constitute a breach or default under any such Material Contract, other than any breach or default that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. Except as set forth on Section 4.12 of the Disclosure Schedule, all Material Contracts are valid and subsisting and in full force and effect in accordance with their terms, subject to the Enforceability Exceptions, and Company or its respective Subsidiary has duly performed its obligations thereunder in all material respects, except for any of the foregoing that could not reasonably be expected to have a Material Adverse Effect.

      4.13  Brokers.  Except as set forth in Section 4.13 of the Disclosure
            -------
Schedule, no broker, investment banker, financial advisor or other Person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Company.

      4.14 Opinion of Financial Advisor.  Company has received the opinion of
           ----------------------------
Donaldson, Lufkin & Jenrette Securities Corporation dated May 7, 1998 to the effect that the consideration to be received in the Offer and the Merger by Company's shareholders is fair to holders of Company Common Stock from a financial point of view, a signed copy of which opinion has been delivered to Buyer.

      4.15 Required Company Vote.  Company Shareholder Approval, being the
           ---------------------
affirmative vote of 66 2/3 % of the outstanding shares of Company Common Stock, is the only vote of the holders of any class or series of Company's securities necessary to approve this Agreement, the Merger and the other transactions contemplated hereby.

      4.16 State Takeover Statutes.  Company has taken all actions necessary to
           -----------------------
satisfy or render inapplicable the restrictions on business combinations contained in Part 13 (Articles 13.01 et. seq.) of the TBCA with respect to the transactions contemplated hereby, including each of the Offer and the Merger.
No other state takeover statute or similar statute or regulation of the State of Texas (and, to the knowledge of Company, of any other domestic state or jurisdiction) applies or purports to apply to Company or any of its Subsidiaries, or to this Agreement, the Offer, the Merger, or any of the other transactions contemplated hereby. Neither Company nor any of its Subsidiaries has any rights plan, outstanding preferred stock or similar arrangement which have any of the aforementioned consequences in respect of the transactions contemplated hereby.

      4.17 Intellectual Property.  Section 4.17 of the Disclosure Schedule sets
           ---------------------
forth a true and complete list of all patents, trademarks (registered or unregistered), trade names, service marks and copyrights and applications therefor owned, used or filed by or licensed to Company and its Subsidiaries (collectively, "Intellectual Property Rights"). The Intellectual Property Rights are sufficient to allow each of Company and each of its Subsidiaries to conduct, and continue to conduct, its business as currently conducted in all material respects. To the knowledge of Company, each of Company and each of its Subsidiaries owns or has sufficient unrestricted right to use the Intellectual Property Rights in order to allow it to conduct its business as currently conducted in all material respects, and the consummation of the transactions contemplated hereby will not alter or impair such ability in any respect. Each copyright registration, patent and registered trademark and application therefor listed in Section 4.17 of the Disclosure Schedule (a) is in proper form, (b) has not been disclaimed in whole and (c) has been duly maintained including the submission of all necessary filings in accordance with the legal and administrative requirements of the appropriate jurisdictions, except for any noncompliance with the foregoing which is not reasonably likely to result in a Material Adverse Effect. To the knowledge of Company, there are no pending oppositions, cancellations, invalidity proceedings, interferences or re-examination proceedings with respect to the Intellectual Property Rights which are reasonably likely to result in a Material

Adverse Effect. To the knowledge of Company, neither Company nor any of its Subsidiaries has received any written notice from any other Person pertaining to or challenging the right of Company or any of its Subsidiaries to use any of the Intellectual Property Rights which is reasonably likely to result in a Material Adverse Effect. Except as identified in Section 4.17 of the Disclosure Schedule, no claims are pending by any Person with respect to the ownership, validity, enforceability or use of any such Intellectual Property Rights challenging or questioning the validity or effectiveness of any of the foregoing which are reasonably likely to result in a Material Adverse Effect. Except as set forth in Section 4.17 of the Disclosure Schedule, neither Company nor any of its Subsidiaries has made any claim of a violation or infringement by others of its rights to or in connection with the Intellectual Property Rights during the preceding twenty-four (24) months.

      4.18 Title to Properties.  Each of Company and each of its Subsidiaries
           -------------------
has good and valid title to, or an adequate leasehold interest in, its tangible properties and assets (including real property) in order to allow it to conduct, and continue to conduct, its business as currently conducted in all material respects. Except as set forth in Section 4.18 of the Disclosure Schedule, such tangible properties and assets (including real property) are free of Liens and, to the knowledge of Company, the consummation of the transactions contemplated by this Agreement will not alter or impair Company's or any of its Subsidiaries' ability to conduct its business as currently conducted in any material respect.

      4.19 Products Liability.  Except as set forth in Section 4.19 of the
           ------------------
Disclosure Schedule, there is no pending or, to the knowledge of Company, threatened claim, action, suit, inquiry, proceeding or investigation by any individual or Governmental Entity in which a Product is alleged to have a Defect and which is reasonably likely to result in a Material Adverse Effect. As used in this Section 4.19, the term "Product" shall mean any product designed, manufactured, shipped, sold, marketed, distributed and/or otherwise introduced into the stream of commerce by or on behalf of Company or any of its Subsidiaries, including, without limitation, any product sold in the United States by Company or any of its Subsidiaries as the distributor, agent, or pursuant to any other contractual relationship with a manufacturer; and the term "Defect" shall mean a defect or impurity of any kind, whether in design, manufacture, processing, or otherwise, including, without limitation, any dangerous propensity associated with any reasonably foreseeable use of a Product, or the failure to warn of the existence of any defect, impurity, or dangerous propensity.

                                   ARTICLE V
              REPRESENTATIONS AND WARRANTIES OF BUYER AND MERGERCO

Buyer and MergerCo hereby jointly and severally represent and warrant to Company as follows:

      5.1 Organization, Standing and Corporate Power.  Buyer and MergerCo are
          ------------------------------------------
corporations duly organized, validly existing and in good standing under the United Mexican States and in the State of Texas, respectively, and each has the requisite corporate power and authority to carry on its business as now being conducted. Each of Buyer and MergerCo has delivered to Company complete and correct copies of its certificate of incorporation and bylaws (or other organizational documents). Each of Buyer and MergerCo is duly qualified or licensed to do business and in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualifications or licensing necessary.

      5.2 Authority; Noncontravention.  Each of Buyer and MergerCo has all
          ---------------------------
requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The Offer, the execution and delivery of this Agreement by each of Buyer and MergerCo and the consummation by each of Buyer and MergerCo of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of each of Buyer and MergerCo. This Agreement has been duly executed and delivered by and constitutes a valid and binding obligation of each of Buyer and MergerCo., enforceable against each of Buyer and MergerCo in accordance with its terms, subject to the Enforceability Exception. Except as disclosed in
Section 5.2 of the Disclosure Schedule, the execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in (a) any breach or violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration or "put" with respect to any obligation or (b) the loss of a benefit, or other right or the creation of any Lien upon any of the properties or assets of either Buyer or MergerCo under (i) the certificate of incorporation, bylaws or other organizational documents of either Buyer or MergerCo, (ii) any loan or credit agreement, note, note purchase agreement, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to either Buyer or MergerCo or their respective properties or assets or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule, regulation or arbitration award applicable to either Buyer or MergerCo or its properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, breaches, violations, defaults, rights, losses or Liens that would not prevent or materially delay the ability of Buyer and/or MergerCo to consummate the transactions contemplated by this Agreement. No consent, approval, order or authorization of, or registration, declaration or filing with, or notice to, any Governmental Entity (which, for purposes of Article V and for other purposes when referring to Buyer or MergerCo shall include foreign jurisdictions) or any other Person under any agreement, indenture or other instrument to which Buyer or MergerCo is a party or to which any of its properties is subject, is required by or with respect to either Buyer or MergerCo in connection with the execution and delivery of this Agreement by either Buyer or MergerCo or the consummation by Buyer and MergerCo of any of the transactions contemplated by this Agreement, except for (x) the filing of a pre-merger notification and report form under the HSR Act, and (y) the filing with the SEC of (A) the Offer Documents and (B) such reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby.

      5.3 Brokers.  Except for J. P. Morgan Securities Inc., no broker,
          -------
investment banker, financial advisor or other Person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or an behalf of Buyer or MergerCo.

      5.4 Offer Documents and Schedule 14D-9.  None of the Offer Documents nor
          ----------------------------------
any of the information supplied by Buyer or any of its Subsidiaries in writing specifically for inclusion in the Schedule 14D-9 shall, at the respective time the Offer Documents or the Schedule 14D-9 or any amendments or supplements thereto are filed with the SEC or are first published, sent or given to shareholders of Company, as the case may be, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements contained therein, in the light of the circumstances under which they were made, not misleading (except to the extent information contained therein is based upon information supplied in writing solely by Company). The Offer Documents shall comply in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder.

      5.5 Information Supplied.  None of the information supplied or to be
          --------------------
supplied by Buyer or MergerCo or its affiliates in writing specifically for inclusion or incorporation by reference in the Proxy Statement will, at the time the Proxy Statement is first mailed to Company's shareholders or at the time of the Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

     5.6  Financing.  Buyer and MergerCo have received binding, irrevocable
          ---------
commitments from their parent company, Desc, S.A. de C.V., to timely provide sufficient funds in U.S. currency to (a) acquire all of the shares tendered pursuant to the Offer, (b) pay the Merger Consideration pursuant to the Merger and (c) pay related fees and Expenses.


                                   ARTICLE VI
           COVENANTS RELATING TO CONDUCT OF BUSINESS PRIOR TO MERGER

      6.1 Conduct of Business of Company.  During the period from the date of
          ------------------------------
this Agreement to the Effective Time of the Merger (except as otherwise specifically required by the terms of this Agreement), Company shall, and shall cause its Subsidiaries to, act and carry on their respective businesses in the ordinary course of business consistent with past practice and use all its and their respective reasonable efforts to preserve intact their current business organizations, keep available the services of their current officers and employees and preserve their relationships with customers, suppliers, licensors, licensees, advertisers, distributors and others having business dealings with them and to preserve goodwill. Without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time of the Merger, Company shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Buyer, which consent shall not be unreasonably withheld:

     (a) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, other than dividends and distributions by a Subsidiary of Company to Company in accordance with applicable law;

     (b) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock;

     (c) purchase, redeem or otherwise acquire any shares of capital stock of Company or any of its Subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities, except for the cash-out (or in the case of the warrants issued under the Amstutz Warrant Agreement, the redemption in accordance with the current terms thereof) of Company Stock Options and Warrants (as provided in
     Section 3.2) outstanding on the date of this Agreement;

     (d) authorize for issuance, issue, deliver, sell, pledge or otherwise encumber any shares of its capital stock or the capital stock of any of its Subsidiaries, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities or any other securities or equity equivalents (including without limitation stock appreciation rights) other than the issuance of Company Common Stock upon the exercise of Company Stock Options and Warrants outstanding on the date of this Agreement and in accordance with their present terms (such issuances, together with the acquisitions of shares of Company Common Stock permitted under clause (c) above, being referred to herein as "Permitted Changes");

     (e) amend its certificate or articles of incorporation, bylaws or other comparable charter or organizational documents;

     (f) subject to the provisions of Section 7.6 hereof and except as set forth in Section 6.1(f) of the Disclosure Schedule, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the stock or assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization;

     (g) other than as specifically described in Section 6.1 of the Disclosure Schedule, mortgage or otherwise encumber or subject to any Lien (in each case except as provided by the existing terms of Company's credit agreements) or otherwise dispose of, sell, lease or license any of its properties or assets, other than sales of inventory in the ordinary course of business consistent with past practice;

     (h) incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of Company or any of its Subsidiaries, guarantee any debt securities of another Person, enter into any "keep well" or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing, except for borrowings under current credit facilities and for lease obligations, in each case incurred in the ordinary course of business consistent with past practice;

     (i) make any loans, advances or capital contributions to, or investments in, any other Person, other than to Company or any Subsidiary of Company;

     (j) pay, discharge or satisfy any claims (including claims of shareholders), liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), except for the payment, discharge or satisfaction (i) of liabilities or obligations in the ordinary course of business consistent with past practice or in accordance with their terms as in effect on the date hereof or (ii) claims settled or compromised to the extent permitted by Section 6.1(n), or waive, release, grant, or transfer any rights of material value or modify or change in any material respect any existing license, lease, Permit, contract or other document, other than in the ordinary course of business consistent with past practice;

     (k) adopt resolutions providing for or authorizing a liquidation or a dissolution;

     (l) enter into any new collective bargaining agreement;

     (m) change any material accounting principle used by it, except to the extent required by generally accepted accounting principles;

     (n) settle or compromise any litigation (whether or not commenced prior to the date of this Agreement) other than settlements or compromises of litigation where the amount paid (after giving effect to insurance proceeds actually received) in settlement or compromise is not greater than $50,000;

     (o) make any new capital expenditure or expenditures, other than capital expenditures not to exceed $200,000, in the aggregate;

     (p) except in the ordinary course of business or otherwise permitted by this Agreement, modify, amend or terminate any contract or agreement set forth in the SEC Documents filed and publicly available prior to the date of this Agreement to which Company or any Subsidiary is a party or waive, release or assign any material rights or claims;

     (q) except as set forth in Section 6.1(q) of the Disclosure Schedule, (i) enter into any employment or other agreement with any officer, director or key employee of Company or any of its Subsidiaries or (ii) hire or agree to hire any new or additional key employees with annual compensation of $50,000 or more or officers;

     (r) make any Tax election or settle or compromise any material Tax liability;

     (s) voluntarily take, or voluntarily agree to commit to take, any action that would make any representation or warranty of Company contained herein inaccurate in any material respect at, or as of any time prior to, the Effective Time of the Merger; or

     (t) authorize any of, or commit or agree to take any of, the foregoing actions.

      6.2 Changes in Employment Arrangements.  Except as set forth in Section
          ----------------------------------
6.2 of the Disclosure Schedule, neither Company nor any of its Subsidiaries shall adopt or amend (except as may be required by law) any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment or other employee benefit plan, agreement, trust, fund or other arrangement for the benefit or welfare of any employee, director or former director or employee, or increase the compensation or fringe benefits of any director, employee or former director or employee or pay any benefit not required by any existing plan, arrangement or agreement, other than increases for employees other than officers and directors in the ordinary course of business consistent with past practice.

      6.3 Severance.  Except as set forth in Section 6.2 or 6.3 of the
          ---------
Disclosure Schedule, neither Company nor any of its Subsidiaries shall grant any new or modified severance or termination arrangement or increase or accelerate any benefits payable under its severance or termination pay policies in effect on the date of this Agreement.

      6.4 Advisory Agreement.  Promptly following the execution of this
          ------------------
Agreement, in consideration for the payment of the amount set forth on Section
4.13 of the Disclosure Schedule to Shansby Partners, L.L.C., the Company shall take all action necessary to cancel, as of the acceptance of, and payment for, shares pursuant to the Offer, the Advisory Agreement with Shansby Partners, L.L.C. dated August 15, 1997 (the "Advisory Agreement") on terms which provide for the payment of no additional fees after such termination; provided, however, that the indemnification obligations set forth therein on the date hereof shall survive such cancellation.

      6.5 WARN.  Neither Company nor any of its Subsidiaries shall effectuate a
          ----
"plant closing" or "mass layoff", as those terms are defined in the Worker Adjustment and Retraining Notification Act of 1988 or similar state law ("WARN") affecting in whole or in part any site of employment, facility, operating unit or employee of Company or any Subsidiary, without the prior written consent of Buyer and without complying with the notice requirements and other provisions of WARN.


                                  ARTICLE VII
                             ADDITIONAL AGREEMENTS

      7.1 Preparation of Proxy Statement: Shareholder Meeting.
          ---------------------------------------------------

     (a) As promptly as practicable following the acceptance for payment of and payment for shares (as evidenced by delivery of cash sufficient to pay the Offer Price with respect to each share of Company Common Stock tendered to the Exchange

     Agent with irrevocable instructions to pay to tendering shareholders) of the Company Common Stock by Offeror pursuant to the Offer, and if required by applicable law, Company shall prepare and file with the SEC a preliminary proxy or information statement in accordance with the Exchange Act relating to the Merger and this Agreement and use all reasonable efforts to obtain and furnish the information required to be included by the Exchange Act and the SEC in such preliminary proxy or information statement and, after consultation with Buyer and MergerCo, to respond promptly to any comments made by the SEC with respect to such preliminary proxy or information statement and cause a definitive proxy or information statement, including any amendment or supplement thereto, to be mailed to Company's shareholders, provided that no amendment or supplement to such preliminary proxy or information statement will be made by Company without consultation with Buyer, MergerCo and their counsel. If, at any time prior to the Shareholders Meeting, any event with respect to Company, its Subsidiaries, directors, officers, and/or the Merger or the other transactions contemplated hereby shall occur, which is required to be described in the Proxy Statement, Company shall so describe such event and, to the extent required by applicable law, shall cause it to be disseminated to Company's shareholders.

     (b) Company will promptly notify MergerCo and Buyer of (i) the receipt of any comments from the SEC regarding the Proxy Statement and (ii) the approval of the Proxy Statement by the SEC. MergerCo and Buyer shall be given a reasonable opportunity to review and comment on all filings with the SEC and all mailings to Company's shareholders in connection with the Merger prior to the filing or mailing thereof, and Company shall use all reasonable efforts to reflect all such comments.

     (c) If adoption of this Agreement is required by applicable law, Company will, as promptly as practicable following the acceptance for payment of and payment for shares (as evidenced by delivery of cash sufficient to pay the Offer Price with respect to each share of Company Common Stock tendered to the Exchange Agent with irrevocable instructions to pay to tendering shareholders) of the Company Common Stock by Offeror pursuant to the Offer and in consultation with MergerCo and Buyer, duly call, give notice of, convene and hold a meeting of the Company's shareholders (the "Shareholders Meeting") for the purpose of approving this Agreement and the transactions contemplated by this Agreement. Company will, through its Board of Directors, recommend to its shareholders approval of the foregoing matters and seek to obtain all votes and approvals thereof by the shareholders, as set forth in Section 4.15; provided, however, that the obligations contained herein shall be subject to the provisions of Section 7.6 of this Agreement and, provided further that such recommendation and other action may be withdrawn, modified or amended if

     Company determines in good faith, based on advice of its outside counsel, that such action is necessary in order for the Board of Directors of the Company to comply with its fiduciary duties under applicable law. Subject to the foregoing, such recommendation, together with a copy of the opinion referred to in Section 4.14 shall be included in the Proxy Statement. Company will use all reasonable efforts to hold such Shareholders Meeting as soon as practicable after the date hereof. At the Shareholders Meeting, Offeror shall cause all shares of Company Common Stock then owned by Buyer, MergerCo or any affiliate thereof to be voted in favor of the adoption of this Agreement and in favor of any other resolution necessary to approve the transactions contemplated by this Agreement. Notwithstanding the foregoing, if Offeror shall acquire at least 90% of the outstanding Company Common Stock pursuant to the Offer, MergerCo may cause the Merger to occur without a Shareholders Meeting and in accordance with Article 5.16 of the TBCA; provided, however, that in such event, the rights of shareholders of Company under this Agreement (including, without limitation, the right to receive the Merger Consideration) shall not be adversely affected thereby (other than the right to receive the Proxy Statement, attend the Shareholders Meeting and vote on the Merger, which shall no longer be applicable).

     (d) Company will cause its transfer agent to make stock transfer records relating to Company available to the extent reasonably necessary to effectuate the intent of this Agreement.

      7.2 Access to Information, Confidentiality.  Company shall, and shall
          --------------------------------------
cause its Subsidiaries, officers, employees, counsel, financial advisors and other representatives to, afford to Buyer, MergerCo and their representatives reasonable access during normal business hours, in a manner initially coordinated with the chief executive officer of Company, and thereafter coordinated with those persons designated in writing by the chief executive officer, during the period prior to the earlier of the Effective Time of the Merger and the Termination Date, to its properties, books, contracts, commitments, personnel and records (including, without limitation, to the extent available, the work papers of Company's and its Subsidiaries independent public accountants) and, during such period, Company shall, and shall cause its Subsidiaries, officers, employees, counsel, financial advisors and other representatives to, furnish promptly to Buyer and MergerCo (i) a copy of each report, schedule, registration statement and other document filed by such Person during such period pursuant to the requirements of Federal or state securities laws and (ii) all other information concerning its business, properties, financial condition, operations and personnel as Buyer and MergerCo may from time to time reasonably request. Notwithstanding the foregoing, nothing herein shall require Company or any of its Subsidiaries to disclose any information that would cause a violation of any contractual confidentiality obligation existing on the date
hereof.   Except as required by law, each of Company, Buyer
and MergerCo will hold, and will cause its respective directors, officers, employees, accountants, counsel, financial advisors and other representatives and affiliates to hold, any nonpublic information in confidence to the extent required by and in accordance with the confidentiality agreement dated February 26, 1998, as supplemented (the "Confidentiality Agreement").

      7.3 Additional Undertakings.
          -----------------------

     (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Offer, the Merger and the other transactions contemplated by this Agreement. Buyer, MergerCo and Company will use all reasonable efforts and cooperate with one another in promptly (i) determining whether any filings are required to be made or consents, approvals, waivers, licenses, Permits or authorizations are required to be obtained (or, which if not obtained, would result in a breach or violation, or an event of default, termination or acceleration of any agreement or any put right under any agreement) under any applicable law or regulation or from any Governmental Entity or third parties, including parties to loan agreements or other debt instruments, in connection with the transactions contemplated by this Agreement, including the Offer and the Merger and (ii) making any such filings, in furnishing information required in connection therewith and in timely seeking to obtain any such consents, approvals, permits or authorizations.

     (b) Company shall make, subject to the condition that the transactions contemplated herein actually occur, any undertakings (including undertakings to make divestitures, provided, in any case, that such divestitures need not themselves be effective or made until after the transactions contemplated hereby actually occur) required in order to comply with the antitrust requirements or laws of any Governmental Entity, including the HSR Act, in connection with the transactions contemplated by this Agreement. Notwithstanding the foregoing, or any other covenant herein contained, in connection with the receipt of any necessary approvals under the HSR Act, neither Company nor any of its Subsidiaries shall be entitled to divest or hold separate or otherwise take or commit to take any action that limits its freedom of action with respect to, or its ability to retain, Company or any of its Subsidiaries or any material portions thereof or any of the businesses, product lines, properties or assets of Company or any of its Subsidiaries, without Buyer's prior written consent.

      7.4 Indemnification.  For six years after the Effective Time of the
          ---------------
Merger, the Surviving Corporation shall indemnify all present and former directors or officers of Company and its Subsidiaries and Shansby Partners, L.L.C. (but only to the extent of the indemnity provisions contained in the Advisory Agreement) ("Indemnified Parties") against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages, penalties or liabilities (collectively, "Costs") incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time of the Merger, whether asserted or claimed prior to, at or after the Effective Time of the Merger, to the fullest extent as would have been permitted in their respective articles of organization or by-laws consistent with applicable law, to the extent such Costs have not been paid for by insurance and shall, in connection with defending against any action for which indemnification is available hereunder, reimburse such Indemnified Parties from time to time upon receipt of sufficient supporting documentation, for any reasonable costs and expenses reasonably incurred by such Indemnified Parties; provided that any determination required to be made with respect to whether an Indemnified Party's conduct complies with the standards set forth in the articles of organization or bylaws of the Company or its Subsidiaries, as applicable, consistent with applicable law shall be made by independent counsel mutually acceptable to Surviving Corporation and the Indemnified Party; and provided, further, that such reimbursement shall be conditioned upon such Indemnified Parties' agreement promptly to return such amounts to Company if a court of competent jurisdiction shall ultimately determine that indemnification of such Indemnified Parties is prohibited by applicable law. Buyer shall not take any action to prevent (or any action that is intended to significantly hinder) Surviving Corporation from being capable (financially or otherwise) of performing its obligations under this Section 7.4; provided, however, that nothing in this sentence shall be deemed to require Buyer to contribute any funds to, or guarantee any obligations of, Surviving Corporation. Surviving Corporation will maintain for a period of not less than six years from the Effective Time of the Merger, Company's current D&O Insurance and indemnification policy (or a policy providing substantially similar coverage) (the "D&O Insurance") for all persons who are directors and officers of Company on the date of this Agreement; provided that Surviving Corporation shall not be required to spend as an annual premium for such D&O Insurance an amount in excess of 200% of the annual premium paid for D&O Insurance in effect prior to the date of this Agreement; and provided further that Surviving Corporation shall nevertheless be obligated to provide such coverage as may be obtained for such amount. The provisions of this Section are intended for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

      7.5 Public Announcements.  Neither MergerCo nor Buyer, on the one hand,
          --------------------
nor Company, on the other hand, will issue any press release or public statement with respect to the transactions contemplated by this Agreement, including the Offer and the Merger, without the other party's prior consent, except as may be required by applicable law, court process or by obligations pursuant to any listing agreement with, or rule of, NASDAQ, and in any event, to the extent practicable, Buyer, MergerCo and Company will consult with each other before issuing, and provide each other the opportunity to review and comment upon, any such press release or other public statements with respect to such transactions. The parties agree that the initial press release or releases to be issued with respect to the transactions contemplated by this Agreement shall be mutually agreed upon prior to the issuance thereof.

      7.6 No Solicitation.
          ---------------

     (a) From and after the date hereof until the termination of this Agreement, neither Company, any of its Subsidiaries, nor any of their respective officers, directors, employees, representatives, agents or affiliates (including, without limitation, any investment banker, attorney or accountant retained by Company or any of its Subsidiaries) (collectively, "Responsible Parties") will directly or indirectly initiate, solicit or knowingly encourage (including by way of furnishing non-public information or assistance), or take any other action to facilitate knowingly, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to any Transaction Proposal, or enter into or maintain or continue discussions or negotiate with any Person in furtherance of such inquiries or to obtain a Transaction Proposal or agree to or endorse any Transaction Proposal or authorize or permit any Responsible Party to take any such action; provided, however, that nothing contained in this Agreement shall prohibit the Board of Directors of Company (which for purposes of this Section 7.6 shall include any Special Committee thereof) from, prior to the acceptance for payment of, and payment for, Company Common Stock pursuant to the Offer but subject to compliance with Sections 7.6(b): (i) furnishing information to or entering into discussions or negotiations with, any Person that makes an unsolicited, bona fide Transaction Proposal only to the extent that: (A) the Board of Directors of Company, after consultation with their financial advisors and after receipt of advice from independent outside legal counsel (who may be Company's regularly engaged independent outside legal counsel) determines in good faith that such action is necessary for the Board of Directors of Company to comply with its fiduciary duties to shareholders under applicable law, and (B) prior to taking such action Company provides prompt notice to Buyer to the effect that it is furnishing such information to or entering into discussions or negotiations with such Person and receives from such Person an executed confidentiality agreement containing terms and provisions, when taken in the aggregate, comparable to those in the Confidentiality Agreement in the reasonable judgment of the Board of Directors of Company;
     (ii) failing to make or withdrawing or modifying its recommendation referred to in Section 4.15 if there exists a Transaction Proposal and the Board of Directors of Company, after consultation with its financial advisors and after receipt of advice from independent outside legal counsel (who may be Company's regularly engaged outside independent counsel), determines in good faith that such action is necessary for the Board of Directors of Company to comply with its fiduciary duties to shareholders under applicable law in connection with such Transaction Proposal; or (iii) making to Company's shareholders any recommendation and related filing with the SEC as required by Rule 14e-2 and 14d-9 under the Exchange Act, with respect to any tender offer, or taking any other legally required action with respect to such tender offer (including, without limitation, the making of public disclosures as may be necessary or reasonably advisable under applicable securities laws) if the Board of Directors of Company, after consultation with their financial advisors and receipt of advice from independent outside legal counsel (who may be Company's regularly engaged independent counsel), determines in good faith that such action is necessary for the Board of Directors of Company to comply with its fiduciary duties to shareholders under applicable law. Consistent with the foregoing provisions of this Section 7.6, Company shall immediately cease and terminate any currently existing solicitation, initiation, encouragement, activity, discussion or negotiation with any Person conducted heretofore by Company or any Responsible Parties with respect to the foregoing. Company agrees not to release any third party from, or waive any provisions of, any standstill agreement to which it is a party or any confidentiality agreement between it and another Person who has made, or who may reasonably be considered likely to make, a Transaction Proposal. In the event of an exercise of Company's or its Board of Directors' rights under clauses (i), (ii) or (iii) above and subject to compliance with this
     Section 7.6, notwithstanding anything contained in this Agreement to the contrary, such exercise of rights shall not constitute a breach of this Agreement by Company. For purposes of this Agreement "Transaction Proposal" shall mean any of the following (other than the transactions between Company, Buyer and MergerCo contemplated by the Offer and this Agreement) involving Company or any of its Subsidiaries: (w) any merger, consolidation, share exchange, recapitalization, business combination, or other similar transaction; (x) except in the ordinary course of business, any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 20% or more of the assets of Company and its Subsidiaries, taken as a whole, in a single transaction or series of related transactions; (y) any tender offer or exchange offer for, or the acquisition of (or right to acquire) "beneficial ownership" by any person, "group" or entity (as such terms are defined under Section 13 (d) of the Exchange Act), of 20% or more of the outstanding shares of capital stock of Company or the filing of a registration statement under the Securities Act in connection therewith; or (z) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing or recapitalization, liquidation, dissolution or similar transaction involving Company or any of its Subsidiaries.

     (b) Prior to the Board of Directors withdrawing or modifying its approval or recommendation of the Offer, this Agreement or the Merger, approving or recommending a Transaction Proposal, or entering into an agreement with respect to a Transaction Proposal, the Board of Directors shall provide Buyer with a written notice (a "Notice of Takeover Proposal") advising Buyer that the Board of Directors has received a Transaction Proposal, specifying the material terms and conditions of such Transaction Proposal and identifying the person making such Transaction Proposal, and neither Company nor any Subsidiary shall enter into an agreement with respect to a Transaction Proposal until 48 hours after the delivery of the first Notice of Takeover Proposal with respect to a given third party was given to Buyer. In addition, if Company or any Subsidiary proposes to enter into an agreement with respect to any Transaction Proposal, Company shall, if required in accordance with the terms hereof, concurrently with entering into such agreement pay, or cause to be paid, to Buyer the expenses, fees and the Termination Fee (as provided in and defined in Section 10.2).

     (c) Notwithstanding anything in this Section 7.6 or any other provision to the contrary in this Agreement, prior to the termination of this Agreement in accordance with its terms, the Company shall not take any action which would render invalid or ineffective, or otherwise vacate or withdraw, the approval of the transactions contemplated hereby by the Board for purposes of Part 13 (Articles 13.01 et. seq.) of the TBCA and shall not take any action that would cause the Company to breach its representation and warranty, as of the taking of such action, set forth in the first sentence of Section 4.16 of this Agreement.

      7.7 Resignation of Directors.  Prior to the Effective Time of the Merger,
          ------------------------
Company shall use all reasonable efforts to deliver to Buyer and MergerCo evidence satisfactory to Buyer and MergerCo of the resignation of all directors of Company, effective at the Effective Time of the Merger.

      7.8 Employee Benefits.  Buyer agrees that, for a period of 12 months
          -----------------
following the Effective Time of the Merger, the Surviving Corporation shall maintain employee benefits plans and arrangements (directly or in conjunction with Buyer or MergerCo) which, in the aggregate, will provide a level of benefits to continuing employees of Company and its Subsidiaries substantially comparable in the aggregate to those provided to similarly situated employees of Buyer in the United States as in effect immediately prior to the Effective Time of the Merger (other than discretionary benefits); provided, however, that Buyer may cause modifications to be made to such benefit plans and arrangements to the extent necessary to comply with applicable law or to reflect widespread adjustments in benefits (or costs thereof) provided to employees under compensation and benefit plans of Buyer and its Subsidiaries, and no specific compensation and benefit plans need be provided. For purposes of determining eligibility and vesting with respect to any of Surviving Corporation's benefit plans, Buyer shall use the employee's hire date with Company or such other date as has been previously determined by Company for credit for prior employment with any predecessor or ERISA Affiliate of Company. Surviving Corporation's benefit plans which provide medical, dental, or life insurance benefits after the Effective Time of the Merger to any individual who is an active or former employee of Company or any of its Subsidiaries as of the Effective Time of the Merger or a dependent of such an employee shall, with respect to such individuals, waive any waiting periods, any pre-existing conditions, and any actively-at-work exclusions to the extent so waived under present policy and shall provide that any expenses incurred on or before the Effective Time of the Merger by such individuals shall be taken into account under such plans for purposes of satisfying applicable deductible, coinsurance, and maximum out-of- pocket provisions to the extent taken into account under present policy. Nothing in this Section 7.8 shall prohibit Company or the Surviving Corporation from terminating the employment of any employee at any time with or without cause (subject to, and in accordance with, the terms of any existing employment agreements), or shall be construed or applied to restrict the ability of Buyer or Surviving Corporation and its Subsidiaries to establish such types and levels of compensation and benefits as they determine to be appropriate. Buyer agrees to cause the Surviving Corporation (or the applicable Subsidiary employer) to honor the existing employment agreements that are set forth in Section 7.8 of the Disclosure Schedule.

      7.9 Notification of Certain Matters.  Company shall give prompt notice to
          -------------------------------
Buyer and MergerCo, and Buyer and MergerCo shall give prompt notice to Company of: (i) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which does or would be likely to cause (A) any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect, or (B) any covenant, condition or agreement contained in this Agreement not to be complied with or satisfied; and (ii) any material failure of Company on the one hand, or Buyer or MergerCo on the other hand, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 7.9 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

      7.10 State Takeover Laws.  If any "fair price" or "control share
           -------------------
acquisition" statute or other similar statute or regulation shall become applicable to the transactions contemplated by this Agreement, including the Offer or the Merger, Company and Buyer, and their respective Boards of Directors shall use all reasonable efforts to grant such approvals and to take such other actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and shall otherwise use all reasonable efforts to eliminate the effects of any such statute or regulation on the transactions contemplated hereby.


                                  ARTICLE VII
                              CONDITIONS PRECEDENT

      8.1 Conditions to Each Party's Obligation.  The respective obligation of
          -------------------------------------
each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

     (a) Company Shareholder Approval.  Company Shareholder Approval shall have
         ----------------------------
     been obtained if required by applicable law, provided that Buyer and MergerCo shall vote all of their shares of Company Common Stock in favor of the Merger and the transactions contemplated by this Agreement.

     (b) HSR Act.  The waiting period (and any extension thereof) applicable to
         -------
     the Merger under the HSR Act shall have been terminated or shall have expired.

     (c) No Injunctions or Restraints.  No temporary restraining order,
         ----------------------------
     preliminary or permanent injunction or other order issued by any Governmental Entity or other legal restraint or prohibition shall be in effect preventing or prohibiting the acceptance for payment of, or payment for, shares of Company Common Stock pursuant to the Offer, or the consummation of the Merger; provided, however, that the parties hereto shall, subject to the last sentence of Section 7.3(a) hereof, use all reasonable efforts to have any such injunction, order, restraint or prohibition vacated.

     (d) Statutes; Consents.  No statute, rule, order, decree or regulation
         ------------------
     shall have been enacted or promulgated by any Governmental Entity of competent jurisdiction which prohibits the consummation of the Merger.

      8.2 Condition to Buyer's and MergerCo's Obligation.  The obligation of
          ----------------------------------------------
Buyer and MergerCo to effect the Merger is subject to Buyer or MergerCo having been obligated to purchase shares of Company Common Stock in the Offer in accordance with the provisions hereof.


                                   ARTICLE IX
                       TERMINATION, AMENDMENT AND WAIVER

      9.1 Termination.  This Agreement may be terminated and abandoned at any
          -----------
time prior to the Effective Time of the Merger, whether before or after approval of matters presented in connection with the Merger by the shareholders of
Company:

     (a) by mutual written consent of Buyer and Company; or

     (b) by either Buyer or Company, if any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting, or if there shall be in effect any other legal restraint or prohibition preventing or prohibiting, the acceptance for payment of, or payment for, shares of Company Common Stock pursuant to the Offer or the consummation of the Merger, and such order, decree, ruling or other action shall have become final and nonappealable (other than due to the failure of the party seeking to terminate this Agreement to perform its obligations under this Agreement required to be performed at or prior to the Effective Time of the Merger); or

     (c) by Company, if Offeror shall not have (i) commenced the Offer within five (5) Business Days after the initial public announcement of Offeror's intention to commence the Offer, or (ii) accepted for payment any shares of Company Common Stock pursuant to the Offer (other than due to the failure of Company to perform its obligations under this Agreement) on or prior to July 31, 1998 or, if any necessary approvals required under the HSR Act shall not have been obtained by such date ten business days after receipt of all necessary approvals under the HSR Act; or

     (d) by Company, substantially concurrently with the execution, prior to Offeror's purchase of shares of Company Common Stock pursuant to the Offer, of a binding agreement with a third party with respect to a Transaction Proposal, provided that it has complied with all provisions of this Agreement, including the notice provisions herein, and that it pays the Termination Fee as provided by and defined in Section 10.2 hereof; or

     (e) by Buyer, prior to Offeror's purchase of any shares of Company Common Stock pursuant to the Offer, in the event of a material breach or failure to perform any material respect by Company of any covenant or other agreement contained in this Agreement or in the event of a breach of any representation or warranty of Company that could reasonably be expected to have a material Adverse Effect, in each case which cannot be or has not been cured within 15 days after the giving of written notice to Company; or

     (f) by Company, prior to Offeror's purchase of any shares of Company Common Stock pursuant to the Offer, in the event of a material breach or failure to perform in any material respect by MergerCo or Buyer of any covenant or other agreement contained in this Agreement or in the event of a breach of any representation or warranty of Company that could reasonably be expected to have a Material Adverse Effect, in each case which cannot be or has not been cured within 15 days after the giving of written notice to MergerCo or Buyer; or

     (g) by Buyer, if the Board of Directors of Company or any subcommittee of the Board of Directors of Company established to take action under this Agreement, shall (i) withdraw or modify in any adverse manner its approval or recommendation of this Agreement, the Offer or the Merger, (ii) approve or recommend any Transaction Proposal, or (iii) resolve to take any of the actions specified in clause (i) above; or

     (h) by Buyer or Company, in each case after two Business Day's notice to the other party if the Offer expires pursuant to terms consistent with
     Section 1.1.1.

      9.2 Effect of Termination.  In the event of termination of this Agreement
          ---------------------
by either Company or Buyer as provided in Section 9.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Buyer, MergerCo or Company, other than the provisions of the last sentence of Section 7.2, this Section 9.2 and Article X. Nothing contained in this Section shall relieve any party for any breach of the representations, warranties, covenants or agreements set forth in this Agreement.

      9.3 Amendment.  This Agreement may be amended by the parties at any time
          ---------
before or after any required approval of matters presented in connection with the Merger by the shareholders of Company; provided, however, that after any such approval, there shall be made no amendment that by law requires further approval by such shareholders without the further approval of such shareholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

      9.4 Extension; Waiver.  Subject to the terms of this Agreement to the
          -----------------
extent that they expressly restrict the following, at any time prior to the Effective Time of the Merger, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of
Section 9.3, waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

      9.5 Procedure for Termination, Amendment, Extension or Waiver.  A
          ---------------------------------------------------------
termination of this Agreement pursuant to Section 9.1, an amendment of this Agreement pursuant to Section 9.3 or an extension or waiver pursuant to Section
9.4 shall, in order to be effective, require in the case of MergerCo or Company, action by its Board of Directors or the duly authorized designee of its Board of Directors.


                                   ARTICLE X
                               GENERAL PROVISIONS

      10.1 Nonsurvival of Representations and Warranties.
           ---------------------------------------------

     (a) None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time of the Merger and all such representations and warranties will be extinguished on consummation of the Merger and none of Company, Buyer and MergerCo, nor any officer, director or employee or shareholder thereof shall be under any liability whatsoever with respect to any such representation or warranty after such time. This Section 10.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time of the Merger.

     (b) Each of the parties is a sophisticated legal entity that was advised by knowledgeable counsel and, to the extent it deemed necessary, other advisors in connection with this Agreement. Accordingly, each of the parties hereby acknowledges that (i) no party has relied or will rely upon any document or written or oral information previously furnished to or discovered by it or its representatives, other than this Agreement or in the Disclosure Schedule or any certificates delivered at the Effective Time of the Merger pursuant to this Agreement and (ii) there are no representations or warranties by or on behalf of any party hereto or any of its respective affiliates or representatives other than those expressly set forth in this

     Agreement or in the Disclosure Schedule or in any certificates delivered at the Effective Time of the Merger pursuant to this Agreement.

     (c) The representations and warranties made in this Agreement by Company will be deemed for all purposes to be qualified by the disclosures made in any section of the Disclosure Schedule, whether or not in the case of any particular representation or warranty such representation or warranty refers to the Section in which the disclosure is made or to any other Section. All references in this Agreement to the "knowledge of Company" (or any similar phrase) will be deemed to be references solely to the actual knowledge of the executive officers of Company. The inclusion of any matter on any disclosure schedule will not be deemed an admission by any party that such listed matter is material or that such listed matter has or would have a Material Adverse Effect.

      10.2 Fees and Expenses.
           -----------------

     (a) If any person (other than MergerCo or any of its affiliates) shall have made, proposed, communicated or disclosed a Transaction Proposal in a manner which is or otherwise becomes public and this Agreement is terminated pursuant to any of the following provisions:

          (i) by Company pursuant to Section 9.1(d) or

          (ii) by Buyer under Section 9.1(g);

     then Company shall, simultaneously with such termination of this Agreement, pay MergerCo a fee of $3,700,000 in cash, which amount shall be payable in same day funds (the "Termination Fee").

     (b) Company agrees that the agreements contained in Section 10.2(a) above are an integral part of the transactions contemplated by this Agreement and constitute liquidated damages and not a penalty. If Company fails to promptly pay to Buyer any Termination Fee due under such Section 10.2(a), Company shall pay the costs and expenses (including reasonable legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment thereof, together with interest on the amount of any unpaid Termination Fee at the annual rate of four percent above the publicly announced prime rate of Citibank, N.A. (or, if lower, the maximum rate permitted by law) from the date such Termination Fee was required to be paid to the date of payment.

     (c) Except as provided otherwise in paragraphs (a) and (b) above and in
     Section 9.2, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, except that Company shall pay all costs and expenses (i) in connection with printing and mailing the Proxy Statement and (ii) of obtaining any consents of any third party.

      10.3 Notices.  All notices, requests, claims, demands and other
           -------
communications under this Agreement shall be in writing and shall be deemed given if delivered personally or sent by overnight courier) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

     (a)  if to MergerCo or Buyer, to

               Desc, S.A. de C.V.
               Paseo de los Tamarindos 400-B
               Bosques de las Lomas
               05120 Mexico, D.F.
               Attn: Ramon F. Estrada Rivero, Esq.

          with a copy to:

               Paul, Hastings, Janofsky & Walker LLP
               695 Town Center Drive, 17/th/ Floor
               Costa Mesa, California 92626
               Attn: Peter J. Tennyson, Esq.

     (b)  if to Company, to

               Authentic Specialty Foods, Inc.
               1313 Avenue R.
               Grand Prairie, Texas 75050
               Attn: Samuel E. Hillin, President

           with a copy to:

               Vinson & Elkins L.L.P.
               2300 First City Tower
               1001 Fannin Street
               Houston, Texas 77002
               Attn: J. Mark Metts, Esq.

      10.4 Interpretation.  When a reference is made in this Agreement to a
           --------------
Section, Exhibit or Schedule, such reference shall be to a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

      10.5 Counterparts.  This Agreement may be executed in one or more
           ------------
counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

      10.6 Entire Agreement; No Third-Party Beneficiaries.  This Agreement and
           ----------------------------------------------
the other agreements referred to herein constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement. This Agreement, other than Sections 7.4 and 7.8, is not intended to confer upon any Person other than the parties hereto any rights or remedies.

      10.7 GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN
           -------------
ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, EXCEPT TO THE EXTENT THE LAWS OF THE STATE OF TEXAS GOVERN THE MERGER, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS. THE PARTIES HERETO AGREE THAT ANY APPROPRIATE STATE OR FEDERAL COURT LOCATED IN THE STATE OF DELAWARE SHALL HAVE JURISDICTION OVER ANY CASE OR CONTROVERSY ARISING HEREUNDER OR IN CONNECTION HEREWITH AND SHALL BE THE PROPER AND EXCLUSIVE FORUM IN WHICH TO ADJUDICATE SUCH CASE OR CONTROVERSY. EACH PARTY HERETO AGREES TO BE SUBJECT TO SUCH JURISDICTION AND VENUE. EACH PARTY (AS WELL AS DESC, S.A. DE C.V.) AGREES THAT IT WILL, WITHIN FIVE BUSINESS DAYS AFTER THE DATE HEREOF, ENTER INTO ARRANGEMENTS (WHICH SHALL BE REASONABLY ACCEPTABLE TO THE OTHER PARTY) TO APPOINT AN AGENT FOR SERVICE OF PROCESS IN EACH SUCH JURISDICTION, AND EACH IRREVOCABLY SUBMITS TO EACH SUCH JURISDICTION.

      10.8 Assignment.  Neither this Agreement nor any of the rights, interests
           ----------
or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties.

provided, however, that Buyer may assign its rights to purchase shares, but not its obligations, to any wholly owned subsidiary of Buyer. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

      10.9 Enforcement.  The parties agree that irreparable damage would occur
           -----------
in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement.

     IN WITNESS WHEREOF, Buyer, MergerCo and Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

                                  AGROBIOS, S.A. de C.V.

                                  By: /s/ Ramon F. Estrada Rivero
                                      -------------------------------------
                                          Ramon F. Estrada Rivero
                                          General Counsel and Secretary



                                  AUTHENTIC ACQUISITION CORPORATION

                                  By: /s/ Jerry P. Wright
                                      -------------------------------------
                                          Jerry P. Wright
                                          Chief Executive Officer



                                  AUTHENTIC SPECIALTY FOODS, INC.

                                  By: /s/ Robert K. Swanson
                                      -------------------------------------
                                          Robert K. Swanson
                                          Chairman of the Board and
                                          Chief Executive Officer


     Desc, S.A. de C.V., the parent company of Buyer, hereby unconditionally guarantees the obligations of Buyer and MergerCo under this Agreement and hereby confirms its binding, irrevocable obligation to provide the financing necessary for the transactions contemplated by this Agreement and described in Section 5.6.

                                  DESC, S.A. de C.V.

                                  By: /s Ramon F. Estrada Rivero
                                      -------------------------------------
                                         Ramon F. Estrada Rivero
                                         General Counsel

                                   ANNEX I
                                   -------
                           CONDITIONS OF THE OFFER

     Notwithstanding any other provision of the Offer or this Agreement, and subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) relating to MergerCo's obligation to pay for or return tendered shares after termination of the Offer, Buyer and MergerCo shall not be required to accept for payment or pay for any shares of Company Common Stock tendered pursuant to the Offer and may delay acceptance for payment or may terminate the Offer if:

     (a) less than 66 2/3% of the Fully Diluted Shares of Company Common Stock has been tendered pursuant to the Offer by the expiration of the Offer and not withdrawn (the "Minimum Condition");

     (b) any applicable waiting period under the HSR Act has not expired or terminated; or

     (c) at any time after the date of this Agreement, and before acceptance for payment of any shares of Company Common Stock, any of the following events shall occur and be continuing:

          (i) there shall be any statute, rule, regulation, judgment, order or injunction enacted, entered, promulgated or deemed applicable to the Offer or the Merger pursuant to authoritative interpretation by or on behalf of a Governmental Entity that (A) prohibits the acquisition by Buyer or MergerCo of any shares of Company Common Stock under the Offer, or restrains or prohibits the making or consummation of the Offer or the Merger, (B) prohibits or materially limits the ownership or operation by Company, Buyer or any of their respective Subsidiaries of a material portion of the business or assets of such Person or compels Company or Buyer or any of the respective Subsidiaries to dispose of or hold separate any material portion of the business or assets of such Person, in each case as a result of the Offer or the Merger or (C) imposes material limitations on the ability of Buyer or MergerCo to acquire or hold, or exercise full rights of ownership of, any shares of Company Common Stock to be accepted for payment pursuant to the Offer including, without limitation, the right to vote such shares of Company Common Stock on all matters properly presented to the shareholders of Company or (D) prohibits Buyer or any of its Subsidiaries from effectively controlling in any material respect any material portion of the business or operations of Company;

          (ii) any of the representations and warranties of Company contained in the Agreement shall not be true and correct in all material respects at and as of the date of consummation of the Offer (except to the extent such representations and warranties speak to an earlier date), as if made at and as of the date of consummation of the Offer, in each case except as contemplated or permitted by this Agreement and with respect to any representations or warranties not qualified by "Material Adverse Effect," unless the inaccuracies under such representations and warranties, taking all the inaccuracies under all such representations and warranties together in their entirety, do not individually or in the aggregate, result in a Material Adverse Effect on Company.

          (iii) Company shall have failed to perform in all material respects the obligations required to be performed by it under the Agreement at or prior to the date of expiration of the Offer, including but not limited to its obligations pursuant to Section 7.6 hereof, except for such failures to perform as have not had or would not individually or in the aggregate, have a Material Adverse Effect or materially adversely affect the ability of Company to consummate the Merger or the Offeror to accept for payment or pay for shares of Company Common Stock pursuant to the Offer;

          (iv) the Board of Directors of Company shall have (A) withdrawn, modified or amended in any respect adverse to Buyer or MergerCo its approval or recommendation of the Agreement, the Offer or the Merger,
          (B) recommended or approved any Transaction Proposal from a person other than Buyer, MergerCo or any of their respective affiliates, or
          (C) resolved to do any of the foregoing;

          (v) the Agreement shall have been terminated in accordance with its terms; or

          (vi) Company shall have entered into a definitive agreement or agreement in principle with any Person with respect to a Transaction Proposal or similar business combination with Company or any Subsidiary of Company, which in the reasonable judgment of Buyer or MergerCo in any such case, and regardless of the circumstances giving rise to such condition, makes it inadvisable to proceed with the Offer and/or with such acceptance for payment.

          The foregoing conditions (other than the Minimum Condition) are for the sole benefit of Buyer and MergerCo and, subject to the Merger Agreement, may be waived by Buyer or MergerCo, in whole or in part at any time and from time to time in the sole discretion of Buyer or MergerCo.; provided that, without the express written consent of Company, neither Buyer nor MergerCo may waive the Minimum Condition.

                                  APPENDIX A
                                  ----------

                                 DEFINITIONS

"Advisory Agreement" shall have the meaning given to it in Section 6.4

"Affiliate" of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person.

"Agreement" shall have the meaning assigned to such term in the Preamble hereto

"Articles of Merger" shall have the meaning assigned to such term in Section 2.3

"Articles" shall have the meaning assigned to such term in Section 3.3(a)

"Balance Sheet" shall have the meaning assigned to such term in Section 4.5

"Benefit Plans" shall have the meaning assigned to such term in Section 4.9

"Business Day" means any day, other than Saturday, Sunday or a federal holiday, and shall consist of the time period from 12:01 a.m. through 12:00 midnight Central time. In computing any time period under Section 14(d)(5) or
Section 14(d)(6) of the Exchange Act or under Regulation 14D or Regulation 14E, the date of the event which begins the running of such time period shall be included except that if such event occurs on other than a Business Day such period shall begin to run on and shall include the first Business Day thereafter.

"Buyer" shall have the meaning assigned to such term in the Preamble

"Certificate(s)" shall have the meaning assigned to such term in Section 3.3(a)

"Closing" shall have the meaning assigned to such term in Section 2.2

"Closing Date" shall have the meaning assigned to such term in Section 2.2

"COBRA" shall have the meaning assigned to such term in Section 4.9

"Code" shall have the meaning assigned to such term in Section 4.9(d)

"Company" shall have the meaning assigned to such term in the Preamble

"Company Common Stock" shall have the meaning assigned to such term in the Recitals to the Agreement

"Company Preferred Stock" shall have the meaning assigned to such term in
Section 4.3

"Company Shareholder Approval" shall have the meaning assigned to such term in the Recitals

"Company Stock Options" shall have the meaning assigned to such term in Section 3.2(a)(i)

"Confidentiality Agreement" shall have the meaning assigned to such term in
Section 7.2

"Consolidated Group" shall have the meaning assigned to such term in Section
4.10

"Costs" shall have the meaning assigned to such term in Section 7.4

"Defect" shall have the meaning assigned to such term in Section 4.19

"Disclosure Schedule" shall have the meaning assigned to such term in Section
4.2

"D&O Insurance" shall have the meaning assigned to such term in Section 7.4

"Effective Time of Merger" shall have the meaning assigned to such term in
Section 2.3

"Environmental Claim" shall have the meaning assigned to such term in Section
4.11

"Enforceability Exception" shall have the meaning assigned to such term in
Section 4.4

"Environmental Laws" shall have the meaning assigned to such term in Section
4.11

"Environmental Permits" shall have the meaning assigned to such term in Section 4.11

"ERISA" shall have the meaning assigned to such term in Section 4.9

"ERISA Affiliate" shall have the meaning assigned to such term in Section 4.9

"Exchange Act" shall have the meaning assigned to such term in Section 1.1.1

"Exchange Agent" shall have the meaning assigned to such term in Section 3.3(a)

"Exchange Fund" shall have the meaning assigned to such term in Section 3.3(d)

"Excluded Shares" shall have the meaning assigned to such term in Section 3.1(c)

"Fully Diluted Shares" shall have the meaning assigned to such term in Section 1.1.1

"Governmental Entity" shall have the meaning assigned to such term in Section
4.4

"Hazardous Materials" shall have the meaning assigned to such term in Section
4.11

"HSR Act" shall have the meaning assigned to such term in Section 4.4

"Indemnified Parties" shall have the meaning assigned to such term in Section
7.4

"Independent Directors" shall have the meaning assigned to such term in Section 1.2.4

"Intellectual Property Rights" shall have the meaning assigned to such term in
Section 4.17

"knowledge" shall have the meaning assigned to such term in Section 10.1(c)

"Liens" shall have the meaning assigned to such term in Section 4.2

"Material Adverse Effect" means, when used in connection with Company, any effect that either individually or in the aggregate with all other such effects is materially adverse to the business, financial condition, or results of operations of Company and its Subsidiaries taken as a whole and the terms "material" and "materially" shall have correlative meanings; provided, however, that no Material Adverse Effect shall be deemed to have occurred as a result solely of (i) general economic conditions affecting generally the industry in which Company competes, (ii) general market conditions in the United States and
(iii) effects, events, circumstances or conditions attributable to the transactions contemplated by this Agreement.

"Material Contracts" shall have the meaning assigned to such term in Section
4.12

"Merger" shall have the meaning assigned to such term in the Recitals

"MergerCo" shall have the meaning assigned to such term in the Preamble

"Merger Consideration" shall have the meaning assigned to such term in Section 3.1(c)

"Minimum Condition" shall have the meaning assigned to such term in Annex I

"Notice of Takeover Proposal" shall have the meaning assigned to such term in
Section 7.6(b)

"Offer" shall have the meaning assigned to such term in the Recitals

"Offer Conditions" shall have the meaning assigned to such term in Section 1.1.1

"Offer Documents" shall have the meaning assigned to such term in Section 1.1.2

"Offer Price" shall have the meaning assigned to such term in Section 1.1.1

"Offer to Purchase" shall have the meaning assigned to such term in Section
1.1.2

"Offeror" shall have the meaning assigned to such term in Section 1.1.1

"PBGC" shall have the meaning assigned to such term in Section 4.9(f)

"Permits" shall have the meaning assigned to such term in Section 4.8(d)

"Permitted Changes" shall have the meaning assigned to such term in Section
6.1(d)

"Person" means an individual, corporation, partnership, joint venture, association, trust, unincorporated organization or other entity

"Product" shall have the meaning assigned to such term in Section 4.19

"Proxy Statement" shall have the meaning assigned to such term in Section 4.4

"Put" shall have the meaning assigned to such term in Section 4.4

"Responsible Parties" shall have the meaning assigned to such term in Section 7.6(a)

"Schedule 14D-1" shall have the meaning assigned to such term in Section 1.1.2

"Schedule 14D-9" shall have the meaning assigned to such term in Section 1.2.2

"SEC" shall have the meaning assigned to such term in Section 1.1.1

"SEC Documents" shall have the meaning assigned to such term in Section 4.5

"SEC Financial Statements" shall have the meaning assigned to such term in
Section 4.5

"Securities Act" shall have the meaning assigned to such term in Section 4.3

"Shansby Warrant Agreements" shall have the meaning assigned to such term in
Section 3.2(b)

"Shareholders Meeting" shall have the meaning assigned to such term in Section 7.1(c)

"Stock Option Plan" shall have the meaning assigned to such term in Section 3.2(a)(i)

"Subsidiary" of any person means another person an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors (or other governing body) or, if there are no such voting interests, 50% or more of the equity interests of which is owned directly or indirectly by such first person or any entity, in which such first person is a general partner.

"Surviving Corporation" shall have the meaning assigned to such term in Section 2.1

"Taxes" shall have the meaning assigned to such term in Section 4.10

"Tax Return" shall have the meaning assigned to such term in Section 4.10

"TBCA" shall have the meaning assigned to such term in Section 1.1.1

"Termination Fee" shall have the meaning assigned to such term in Section
10.2(a)

"Title IV Plan" shall have the meaning assigned to such term in Section 4.9(n)

"Transaction Proposal" shall have the meaning assigned to such term in Section 7.6(a)

"WARN" shall have the meaning assigned to such term in Section 6.5

"Warrant Agreements" shall have the meaning assigned to such term in Section 3.2(b)

"Warrant" shall have the meaning assigned to such term in Section 3.2(b)